As filed with the Securities and Exchange Commission on August 2, 2013

Registration No:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lennar Corporation

Co-registrants are listed on the following page.

(Exact name of Registrant as specified in its charter)

Delaware	1520	95-4337490
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700 Northwest 107th Avenue

Miami, Florida 33172

(305) 559-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Mark Sustana	David W. Bernstein, Esq.
General Counsel and Secretary	K&L Gates LLP
700 Northwest 107th Avenue	599 Lexington Avenue
Miami, Florida 33172	New York, New York 10022
(305) 559-4000	(212) 536-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B 4.125% Senior Notes due 2018	$275,000,000	100%	$275,000,000(1)	$37,510(2)
Guarantees of Series B 4.125% Senior Notes due 2018(3)	—	—	—	$0.00(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 424(f).
(3)	See the following pages for a list of the guarantors, all of which are wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries of Lennar Corporation.
(4)	Pursuant to Rule 457(n), no separate registration fee is payable with regard to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
308 Furman, Ltd.	Texas	01-0757175
360 Developers, LLC	Florida	03-0469008
Ann Arundel Farms, Ltd.	Texas	76-0594649
Aquaterra Utilities, Inc.	Florida	59-3674555
Asbury Woods L.L.C.	Illinois	36-4491586
Astoria Options, LLC	Delaware	26-3838861
Autumn Creek Development, Ltd.	Texas	76-0566381
Aylon, LLC	Delaware	74-3135055
Bainebridge 249, LLC	Florida	45-5434000
Bay Colony Expansion 369, Ltd.	Texas	01-0634897
Bay River Colony Development, Ltd.	Texas	None
BB Investment Holdings, LLC	Nevada	None
BCI Properties, LLC	Nevada	None
Bellagio Lennar, LLC	Florida	46-0560657
Belle Meade LEN Holdings, LLC	Florida	27-1137331
Belle Meade Partners, LLC	Florida	20-3287566
BPH I, LLC	Nevada	None
Bramalea California, Inc.	California	95-3426206
Bressi Gardenlane, LLC	Delaware	47-0876961
Builders LP, Inc.	Delaware	43-1981685
Cambria L.L.C.	Illinois	36-4343919
Cary Woods LLC	Illinois	36-4511011
Casa Marina Development, LLC	Florida	55-0817596
Caswell Acquisition Group, LLC	Delaware	None
Cedar Lakes II, LLC	North Carolina	None
Chancellor Place at Hamilton, LLC	New Jersey	45-2994842
Cherrytree II LLC	Maryland	75-2988548
CL Ventures, LLC	Florida	11-3728443
Coco Palm 82, LLC	Florida	None
Colonial Heritage LLC	Virginia	20-0646289
Concord Station, LLP	Florida	20-0986458
Coto De Caza, Ltd., Limited Partnership	California	33-0738531
Coventry L.L.C.	Illinois	36-4511106
CPFE, LLC	Maryland	45-5433728
CP Red Oak Management, LLC	Texas	None
CP Red Oak Partners, Ltd.	Texas	20-1064026
Creekside Crossing, L.L.C.	Illinois	43-2052256
Danville Tassajara Partners, LLC	Delaware	20-1461254
Darcy-Joliet, LLC	Illinois	20-1290431
DBJ Holdings, LLC	Nevada	None
Durrell 33, LLC	New Jersey	46-2498666
DTC Holdings of Florida, LLC	Florida	45-2118119
Estates Seven, LLC	Delaware	52-2274380
EV, LLC	Maryland	None
Evergreen Village LLC	Delaware	59-3801488
F&R Florida Homes, LLC	Florida	27-2136138
F&R QVI Home Investments USA, LLC	Delaware	20-8024189
Fidelity Guaranty and Acceptance Corp.	Delaware	76-0168225
FLORDADE LLC	Florida	38-3832923
Fox-Maple Associates, LLC	New Jersey	43-1997377
Friendswood Development Company, LLC	Texas	74-2859478
Garco Investments, LLC	Florida	65-1151300
Greentree Holdings, LLC	New Jersey	76-0693003
Greystone Construction, Inc.	Arizona	86-0864245
Greystone Homes, Inc.	Delaware	93-1070009
Greystone Homes of Nevada, Inc.	Delaware	88-0412604
Greystone Nevada, LLC	Delaware	88-0412611
Greywall Club L.L.C.	Illinois	20-1083688
Hammocks Lennar LLC	Florida	None
Harveston, LLC	Delaware	02-0613649
Haverford Venture L.L.C.	Illinois	20-0064473

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Haverton L.L.C.	Illinois	30-0057181
HCC Investors, LLC	Delaware	33-0770138
Heathcote Commons LLC	Virginia	20-1178932
Heritage of Auburn Hills, L.L.C.	Michigan	38-3395118
Hewitts Landing Trustee, LLC	Massachusetts	27-2909649
Home Buyer’s Advantage Realty, Inc.	Texas	76-0573246
Homecraft Corporation	Texas	76-0334090
HTC Golf Club, LLC	Colorado	26-0312522
HW SF, LLC	Texas	26-3260410
Inactive Companies, LLC	Florida	26-2094631
Independence L.L.C.	Virginia	76-0651137
Isles at Bayshore Club, LLC	Florida	27-2304291
Kendall Hammocks Commercial, LLC	Florida	30-0771295
Lakelands at Easton, L.L.C.	Maryland	03-0501970
Lakeside Farm, LLC	Maryland	None
Largo Park Multifamily Developer, LLC	Delaware	45-2976674
LCD Asante, LLC	Delaware	26-1131090
Legends Club, LLC	Florida	48-1259544
Legends Golf Club, LLC	Florida	59-3691814
LEN – Belle Meade, LLC	Florida	27-1077754
LEN – CG South, LLC	Florida	45-4599963
LEN – Palm Vista, LLC	Florida	27-1077269
LEN Paradise Cable, LLC	Florida	27-2559480
LEN Paradise Operating, LLC	Florida	27-2559369
Len Paradise, LLC	Florida	27-0950511
Lencraft, LLC	Maryland	20-1749015
LENH I, LLC	Florida	56-2349820
Len-Hawks Point, LLC	Florida	45-4049841
Lennar – BVHP, LLC	California	94-3332430
Lennar Aircraft I, LLC	Delaware	20-2424732
Lennar Arizona, Inc.	Arizona	20-5335505
Lennar Arizona Construction, Inc.	Arizona	20-5335712
Lennar Associates Management, LLC	Delaware	52-2257293
Lennar Associates Management Holding Company	Florida	31-1806357
Lennar Avenue One, LLC	Delaware	46-1440494
Lennar Bridges, LLC	California	33-0843355
Lennar Buffington Colorado Crossing, L.P.	Texas	20-2002341
Lennar Buffington Zachary Scott, L.P.	Texas	20-1577414
Lennar Carolinas, LLC	Delaware	20-3150607
Lennar Central Park, LLC	Delaware	20-1087322
Lennar Central Region Sweep, Inc.	Nevada	65-1111068
Lennar Central Texas, L.P.	Texas	20-5336543
Lennar Chicago, Inc.	Illinois	36-3971759
Lennar Cobra, LLC	Delaware	26-3945098
Lennar Colorado, LLC	Colorado	20-0451796
Lennar Colorado Minerals LLC	Colorado	None
Lennar Commercial Investors, LLC	Florida	46-2288424
Lennar Communities, Inc.	California	33-0855007
Lennar Communities Development, Inc.	Delaware	86-0262130
Lennar Communities Nevada, LLC	Nevada	20-3035653
Lennar Communities of Chicago L.L.C.	Illinois	20-2036535
Lennar Construction, Inc.	Arizona	86-0972186
Lennar Coto Holdings, L.L.C.	California	33-0787906
Lennar Courts, LLC	Florida	46-3122365
Lennar Developers, Inc.	Florida	48-1259540
Lennar Distressed Investments, LLC	Delaware	27-1816535
Lennar Family of Builders GP, Inc.	Delaware	43-1981691
Lennar Family of Builders Limited Partnership	Delaware	43-1981697
Lennar Flamingo, LLC	Florida	46-3111056
Lennar Fresno, Inc.	California	33-1008718
Lennar Gardens, LLC	Florida	27-4501329
Lennar Georgia, Inc.	Georgia	20-8892316
Lennar Greer Ranch Venture, LLC	California	33-0888370
Lennar Heritage Fields, LLC	California	27-3194383

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Lennar Hingham Holdings, LLC	Delaware	20-2866090
Lennar Hingham JV, LLC	Delaware	20-2866001
Lennar Homes Holding, LLC	Delaware	16-1641233
Lennar Homes NJ, LLC	Delaware	45-2921631
Lennar Homes, LLC	Florida	59-0711505
Lennar Homes of Arizona, Inc.	Arizona	65-0163412
Lennar Homes of California, Inc.	California	93-1223261
Lennar Homes of Texas Land and Construction, Ltd.	Texas	75-2792018
Lennar Homes of Texas Sales and Marketing, Ltd.	Texas	75-2792019
Lennar Illinois Trading Company, LLC	Illinois	None
Lennar Imperial Holdings Limited Partnership	Delaware	20-2552367
Lennar International Holding, LLC	Delaware	None
Lennar International, LLC	Delaware	None
Lennar Land Partners Sub, Inc.	Delaware	65-0776454
Lennar Land Partners Sub II, Inc.	Nevada	88-0429001
Lennar Layton, LLC	Delaware	26-3797850
Lennar Long Beach Promenade Partners, LLC	Delaware	20-1258506
Lennar Lytle, LLC	Delaware	20-2374724
Lennar Mare Island, LLC	California	33-0789053
Lennar Marina A Funding, LLC	Delaware	27-0762082
Lennar Massachusetts Properties, Inc.	Delaware	20-2681100
Lennar Middletown, LLC	New Jersey	45-5441987
Lennar Multifamily Investors, LLC	Delaware	45-2701002
Lennar New Jersey Properties Inc.	Delaware	20-2681142
Lennar New York, LLC	New York	20-3160452
Lennar Northeast Properties, Inc.	Nevada	20-2552288
Lennar Northeast Properties LLC	New Jersey	20-4874094
Lennar Northwest, Inc.	Delaware	45-2978961
Lennar Pacific, Inc.	Delaware	88-0412608
Lennar Pacific Properties, Inc.	Delaware	88-0412607
Lennar Pacific Properties Management, Inc.	Delaware	30-0139878
Lennar PI Acquisition, LLC	New Jersey	26-1531638
Lennar PI Property Acquisition, LLC	New Jersey	26-1531376
Lennar PIS Management Company, LLC	Delaware	26-3218984
Lennar PNW, Inc.	Washington	20-2977927
Lennar Point, LLC	New Jersey	46-0534484
Lennar Port Imperial South, LLC	Delaware	20-2552353
Lennar Realty, Inc.	Florida	76-0683361
Lennar Renaissance, Inc.	California	33-0726195
Lennar Reno, LLC	Nevada	22-3895412
Lennar Rialto Investment LP	Delaware	27-1437879
Lennar Riverside West, LLC	Delaware	20-2552385
Lennar Riverside West Urban Renewal Company, L.L.C.	New Jersey	20-2562043
Lennar Sacramento, Inc.	California	33-0794993
Lennar Sales Corp.	California	95-4716082
Lennar San Jose Holdings, Inc.	California	65-0645170
Lennar/Shadeland, LLC	Pennsylvania	None
Lennar Southland I, Inc.	California	33-0801714
Lennar Southwest Holding Corp.	Nevada	91-1933536
Lennar Spencer’s Crossing, LLC	Delaware	20-2906597
Lennar Texas Holding Company	Texas	75-2788257
Lennar Trading Company, LP	Texas	72-1574089
Lennar Ventures, LLC	Florida	26-3103505
Lennar West Valley, LLC	California	20-1342854
Lennar.com Inc.	Florida	65-0980149
Lennar/LNR Camino Palomar, LLC	California	90-0159727
Lennar-Lantana Boatyard, Inc.	Florida	56-2321100

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
LEN-Ryan 1, LLC	Florida	None
Len-Verandahs, LLP	Florida	20-3021304
LFS Holding Company, LLC	Delaware	65-1105931
LH Eastwind, LLC	Florida	20-0097714
LH-EH Layton Lakes Estates, LLC	Arizona	04-3741040
LHI Renaissance, LLC	Florida	02-0680656
LMI (150 Ocean) Investor, LLC	Delaware	80-0940631
LMI Fullerton, LLC	Delaware	30-0754847
LMI Glencoe Dallas, LLC	Delaware	None
LMI Glencoe Dallas Investor, LLC	Delaware	61-1706871
LMI Glenview Investor, LLC	Delaware	36-4766259
LMI Lakes West Covina Investors, LLC	Delaware	32-0414007
LMI Las Colinas Station, LLC	Delaware	32-0393213
LMI Naperville Investor, LLC	Delaware	37-1709704
LMI Park Central, LLC	Delaware	None
LMI Park Central Investor, LLC	Delaware	35-2471697
LMI Pearl Apartment Homes, LLC	Delaware	35-2460907
LMI Pearl Apartment Homes Holdings, LLC	Delaware	36-4757323
LMICS, LLC	Delaware	36-4747722
LMI-Contractors, LLC	Delaware	80-0838150
LMI-Jacksonville, LLC	Delaware	45-3307890
LMI-JC Developer, LLC	Delaware	38-3875832
LMI-JC, LLC	Delaware	90-0843143
LMI-South King Development, LLC	Delaware	36-4739948
LMI-West Seattle, LLC	Delaware	37-1699874
LNC at Meadowbrook, LLC	Illinois	36-0026164
LNC at Ravenna, LLC	Illinois	41-2088272
LNC Communities I, Inc.	Colorado	84-1317557
LNC Communities II, LLC	Colorado	84-1317558
LNC Communities III, Inc.	Colorado	84-1361682
LNC Communities IV, LLC	Colorado	84-1512061
LNC Communities V, LLC	Colorado	84-1513989
LNC Communities VI, LLC	Colorado	84-1556776
LNC Communities VII, LLC	Colorado	84-1534329
LNC Communities VIII, LLC	Colorado	84-1553326
LNC Communities IX, LLC	Colorado	None
LNC Northeast Mortgage, Inc.	Delaware	54-1830770
LNC Pennsylvania Realty, Inc.	Pennsylvania	23-2991585
Long Beach Development, LLC	Texas	26-2321011
Lori Gardens Associates, L.L.C.	New Jersey	76-0664697
Lori Gardens Associates II, LLC	New Jersey	20-1944492
Lori Gardens Associates III, LLC	New Jersey	20-1944674
Lorton Station, LLC	Virginia	76-0694499
LW D’Andrea, LLC	Delaware	20-4489534
Madrona Ridge L.L.C.	Illinois	20-0278584
Madrona Village L.L.C.	Illinois	36-4343916
Madrona Village Mews L.L.C.	Illinois	36-0026266
Majestic Woods, LLC	New Jersey	74-3001871
Marble Mountain Partners, LLC	Delaware	41-2076340
Mid-County Utilities, Inc.	Maryland	76-0610395
Mission Viejo 12S Venture, LP	California	33-0615197
Mission Viejo Holdings, Inc.	California	33-0785862
Moffett Meadows Partners, LLC	Delaware	56-2320229
NC Properties I, LLC	Delaware	27-3443043
NC Properties II, LLC	Delaware	27-3443142
Northbridge L.L.C.	Illinois	36-4511102
Northeastern Properties LP, Inc.	Nevada	20-2552328
OHC/Ascot Belle Meade, LLC	Florida	20-3276553
One SR, L.P.	Texas	75-3030507
Palm Gardens At Doral Clubhouse, LLC	Florida	26-0801736
Palm Gardens at Doral, LLC	Florida	20-3959088
Palm Vista Preserve, LLC	Florida	83-0426521
PD-Len Boca Raton, LLC	Delaware	20-8734358
PD-Len Delray, LLC	Delaware	20-8734555
PG Properties Holding, LLC	North Carolina	26-4059800
Pioneer Meadows Development, LLC	Nevada	20-0939113
Pioneer Meadows Investments, LLC	Nevada	20-0939094
POMAC, LLC	Maryland	11-3708149
Prestonfield L.L.C.	Illinois	36-4511103
Providence Lakes, LLP	Florida	20-1744772
PT Metro, LLC	Delaware	45-4508755

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Raintree Village, L.L.C.	Illinois	20-0090390
Raintree Village II L.L.C.	Illinois	20-2118282
Renaissance Joint Venture	Florida	20-0035665
Reserve @ Pleasant Grove II LLC	New Jersey	90-0527127
Reserve @ Pleasant Grove LLC	New Jersey	90-0527123
Reserve at River Park, LLC	New Jersey	72-1537694
Reserve at South Harrison, LLC	New Jersey	76-0682273
Rivendell Joint Venture	Florida	65-0843443
Rivenhome Corporation	Florida	76-0569346
RMV, LLC	Maryland	None
Rutenberg Homes, Inc.	Florida	76-0340291
Rutenberg Homes of Texas, Inc.	Texas	76-0215995
Rye Hill Company, LLC	New York	20-0809495
R-Ranch Development, LLC	Florida	46-1494780
R-Ranch Orlando Lender, LLC	Florida	46-1486929
S. Florida Construction, LLC	Florida	71-0949799
S. Florida Construction II, LLC	Florida	72-1567303
S. Florida Construction III, LLC	Florida	72-1567302
San Lucia, LLC	Florida	20-4372714
Santa Ana Transit Village, LLC	California	45-0512621
Savannah Development, Ltd.	Texas	76-0654193
Savell Gulley Development, LLC	Texas	26-2592101
Scarsdale, LTD.	Texas	27-0080619
Schulz Ranch Developers, LLC	Delaware	20-4092311
Seminole/70th, LLC	Florida	56-2529886
Siena at Old Orchard, LLC	Illinois	20-1476765
South Development, LLC	Florida	20-2581567
Southbank Holding, LLC	Florida	45-2420546
Spanish Springs Development, LLC	Nevada	76-0672277
St. Charles Active Adult Community, LLC	Maryland	20-1659598
Stoney Corporation	Florida	59-3374931
Stoney Holdings, LLC	Florida	27-5428554
Stoneybrook Clubhouse, Inc.	Florida	76-0555539
Stoneybrook Joint Venture	Florida	59-3386329
Strategic Cable Technologies, L.P.	Texas	20-1179138
Strategic Holdings, Inc.	Nevada	91-1770357
Strategic Technologies, LLC	Florida	65-0523605
Summerfield Venture L.L.C.	Illinois	20-0753624
Summerwood L.L.C.	Maryland	27-0045425
SunStreet Energy Group, LLC	Delaware	90-0889251
TCO QVI, LLC	Delaware	45-3568663
Temecula Valley, LLC	Delaware	43-1971997
Terra Division, LLC	Minnesota	None
The Baywinds Land Trust	Florida	11-6591848
The Bridges at Rancho Santa Fe Sales Company, Inc.	California	33-0886703

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
The Bridges Club at Rancho Santa Fe, Inc.	California	33-0867612
The LNC Northeast Group, Inc.	Delaware	54-1774997
The Preserve at Coconut Creek, LLC	Florida	20-3287825
Treviso Holding, LLC	Florida	45-1961704
Tustin Villas Partners, LLC	Delaware	41-2076342
Tustin Vistas Partners, LLC	Delaware	32-0054237
U.S. Home Corporation	Delaware	52-2227619
U.S. Home of Arizona Construction Co.	Arizona	74-2402824
U.S. Home Realty, Inc.	Texas	76-0136964
U.S.H. Los Prados, Inc.	Nevada	88-0232393
U.S.H. Realty, Inc.	Maryland	74-2765031
USH Equity Corporation	Nevada	76-0450341
USH – Flag, LLC	Florida	26-3984776
USH LEE, LLC	Florida	27-5368263
USH (West Lake), Inc.	New Jersey	22-3471278
USH Woodbridge, Inc.	Texas	76-0561576
UST Lennar GP PIS 10, LLC	Delaware	26-3219799
UST Lennar GP PIS 7, LLC	Delaware	26-3219172
Valencia at Doral, LLC	Florida	20-3959040
Vineyard Point 2009, LLC	California	26-4562548
WCP, LLC	South Carolina	51-0461143
West Chocolate Bayou Development, LLC	Texas	26-2320867
West Lake Village, LLC	New Jersey	23-2861558
West Seattle Project X, LLC	Delaware	35-2460935
West Van Buren L.L.C.	Illinois	36-4347398
Westchase, Inc.	Nevada	91-1954138
Willowbrook Investors, LLC	New Jersey	76-0687252
Woodbridge Multifamily Developer I, LLC	Delaware	45-2921413
Wright Farm, L.L.C.	Virginia	76-0629136

PROSPECTUS

Offer to Exchange

Series B 4.125% Senior Notes due 2018, including related guarantees,

for Series A 4.125% Senior Notes due 2018,

$275,000,000 aggregate principal amount outstanding

The exchange offer and withdrawal rights

will expire at 5:00 p.m., New York City time,

on [—], unless we extend the exchange offer.

We are offering to issue our Series B 4.125% Senior Notes due 2018 (“Series B Notes”) in exchange for identical principal amounts of our outstanding Series A 4.125% Senior Notes due 2018 (“Series A Notes”, and together with the Series B Notes “Notes”). The aggregate principal amount at maturity of the Series A Notes, and therefore the aggregate principal amount of Series B Notes that would be issued if all the Series A Notes were exchanged, is $275,000,000. The terms of the Series B Notes and the guarantees of those Series B Notes will be identical with the terms of the Series A Notes and the guarantees of those Series A Notes, except that because the issuance of the Series B Notes and the guarantees of those Series B Notes is being registered under the Securities Act of 1933, as amended (the “Securities Act”), there are no transfer restrictions with regard to the Series B Notes or the guarantees of those Series B Notes.

We issued the Series A Notes on February 4, 2013 in a transaction that was exempt from the registration requirements of the Securities Act. This exchange offer is being made in accordance with a Registration Rights Agreement dated as of February 4, 2013 among the initial purchasers of the Series A Notes and us.

The Series A Notes are, and the Series B Notes, when issued, will be, our senior, unsecured and unsubordinated obligations and rank equally with all of our other senior, unsecured and unsubordinated indebtedness outstanding from time-to-time. The Notes are guaranteed by some, but not all, of our wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries. The guarantees by all the subsidiaries that are guaranteeing the Notes at any time are or will be full and unconditional and joint and several. The guarantee by any subsidiary may be suspended or released under certain circumstances. See “Description of the Series B Notes—The Guarantees.” The registration statement of which this prospectus forms a part registers the Series B Notes as well as their related guarantees.

Before the exchange offer, there has been no public market for the Series B Notes. We do not currently intend to list the Series B Notes on a securities exchange or seek approval for quotation of the Series B Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the Series B Notes will develop. We will receive no proceeds from the exchange offer.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. That information will be made available without charge to our security holders upon oral request by calling our Office of the General Counsel at (305) 559-4000, or upon written request addressed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attn: Office of the General Counsel. To obtain timely delivery, security holders must request the information no later than five business days before [—], the expiration date of the exchange offer.

The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. This prospectus and the accompanying letter of transmittal are being distributed to holders of Series A Notes on or about [—], 2013.

Broker-dealers that receive Series B Notes for their own account in exchange for Series A Notes must acknowledge in the accompanying letter of transmittal or through an agent’s message that they will deliver a prospectus in connection with any resale of the Series B Notes. Broker-dealers that acquired Series A Notes as a result of market-making activities or other trading activities and who receive Series B Notes in exchange for those Series A Notes in the exchange offer may use this prospectus, as it may be supplemented or amended, in connection with the resale of those Series B Notes.

Investment in the Series B Notes to be issued in the exchange offer involves risks. You should carefully read the “Risk Factors” section, which begins on page 9 of this prospectus, before you exchange your Series A Notes.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August —, 2013.

ABOUT THIS PROSPECTUS

Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes. This prospectus, as it may be amended or supplemented from time-to-time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes that were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the day the exchange offer expires and ending at the close of business on the first anniversary of that date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [—], all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No person has been authorized to give any information or to make any representations, other than those contained in this prospectus. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated into this prospectus by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These statements are often preceded by or include the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could,” “should” or similar expressions. Forward-looking statements included or incorporated by reference into this prospectus include, but are not limited to, the following: our belief that all of our segments are well positioned, and our expectation that we will achieve substantial profits in 2013; our expectation that the Financial Services segment will be a strong profit generator in 2013; our belief that our price increases will continue to outpace costs increases; our intent to settle the 2.75% Convertible Senior Notes in cash; our expectation regarding our variability in our quarterly results; our expectation regarding the growth in the Rialto Investments’ management fees revenue and Rialto’s cash flows; our expectations regarding the renewal or replacement of our warehouse facilities; our belief regarding draws upon our bonds or letters of credit, and our belief regarding the impact to the Company if there were such a draw; our belief that our operations and borrowing resources will provide for our current and long-term capital requirements at our anticipated levels of activity; our belief regarding the sources and availability of materials and labor to our subcontractors; our belief that we have significant defenses against virtually all of the currently unresolved repurchase demands; our belief regarding credit losses from counterparty non-performance; our belief regarding litigation matters; our estimates regarding certain tax matters and accounting valuations, and our expectations regarding the result of anticipated settlements with various taxing authorities.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include the following: a delay in the recovery of real estate markets across the nation or in areas in which we build homes; changes in general economic and financial conditions in the U.S. leading to decreased demand for our services and homes, lower profit margins, reduced access to credit by us or by potential buyers of homes we build; competition for home sales from other sellers of new and resale homes; conditions in the capital, credit and financial markets, including mortgage lending standards, the availability of mortgage financing and mortgage foreclosure rates; changes in interest and unemployment rates; changes in the rate of inflation; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure; the ability of the participants in various joint ventures to honor their commitments; our ability to successfully and timely obtain land-use entitlements and address issues that arise in connection with the use and development of our land; the ability of our Rialto segment to market funds it sponsors and to make investments on terms that are attractive to it; natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; potential liability under environmental or construction laws, or other laws or regulations affecting our business; our ability to successfully resolve litigation matters; our ability to comply with the terms of our debt instruments; and our ability to correctly estimate the impact of certain accounting and tax matters.

Please see our Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as amended, and other filings with the SEC for a further discussion of these and other risks and uncertainties which could affect our future results. We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events, except to the extent we are required by law to do so.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or in documents incorporated by reference in this prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements incorporated by reference in this prospectus. It does not contain all the information you should consider before deciding whether to exchange your Series A Notes for Series B Notes. You should read the entire prospectus. Unless otherwise defined in this prospectus, the terms “the Company,” “we,” “our” or “us” refer to Lennar Corporation and its subsidiaries.

LENNAR CORPORATION

We are one of the nation’s largest homebuilders, a provider of financial services and, through our Rialto Investments segment, an investor, and manager of funds that invest, in real estate assets. Our homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. We conduct homebuilding activities in various states, with our largest homebuilding operations in Florida, Texas and California.

We also provide mortgage financing, title insurance and closing services for both buyers of our homes and others. Substantially all of the loans that we originate are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis. After the loans are sold, we retain potential liability for possible claims by purchasers that we breached certain limited industry-standard representations and warranties in the loan sale agreements. Our financial services segment operates generally in the same states as our homebuilding operations, as well as in other states.

Our Rialto Investments (“Rialto”) reportable segment focuses on real estate investments and asset management. Rialto utilizes its vertically-integrated investment and operating platform to underwrite, diligence, acquire, manage, workout and add value to diverse portfolios of real estate loans, properties and securities, as well as to provide strategic real estate capital. Rialto’s primary focus is to manage third party capital and has invested in or commenced the workout and/or oversight of billions of dollars of real estate assets across the United States, including commercial and residential real estate loans and properties, as well as mortgage backed securities with the objective of generating superior, risk-adjusted returns. To date many of its investment and management opportunities have arisen from the dislocation in the United States real estate markets and the restructuring and recapitalization of those markets.

Rialto is the sponsor of and an investor in private equity vehicles that invest in and manage real estate related assets. This has included Rialto Real Estate Fund I, LP to which investors have contributed a total of $700 million of equity (including $75 million by us). In addition, in December 2012, Rialto Real Estate Fund II, LP had its first closing of investor commitments of $260 million (including $100 million by us). As of May 31, 2013, the equity commitments for Fund II totaled $520 million, of which $175 million had been called. The Company contributed $33.6 million as its portion of the $175 million that was called. Rialto also earns fees for its role as a provider of asset management and other services to these vehicles and other third parties.

For additional information, see our Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as amended, and our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2013, as amended, and May 31, 2013.

We are a Delaware corporation. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not part of this offering memorandum.

ISSUANCE OF THE SERIES A NOTES

On February 4, 2013, we sold $275 million aggregate principal amount of Series A 4.125% Senior Notes due 2018 (the “Series A Notes”) to initial purchasers (the “Initial Purchasers”) in a transaction that was exempt from the registration requirements of the Securities Act. The Initial Purchasers subsequently resold the Series A Notes in reliance on Rule 144A or other exemptions from the registration requirements of the Securities Act. We entered into a Registration Rights Agreement with the Initial Purchasers, pursuant to which we agreed to offer to exchange registered Series B 4.125% Senior Notes due 2018 (“Series B Notes,” and together with the Series A Notes, “Notes”) for the Series A Notes and also granted holders of Series A Notes rights under certain circumstances to have resales of Series A Notes registered under the Securities Act. We are obligated to pay additional interest on the Series A Notes because the registration statement related to the exchange offer was not filed by, and the registration statement relating to the Series B Notes and the exchange offer did not become effective by, dates specified in the Registration Rights Agreements. We are currently accruing additional interest on the Series A Notes at a rate of 0.25% per annum. As of August 1, 2013, $108,854 of additional interest had accrued. When the registration statement becomes effective, the additional interest will cease to accrue. However, because the exchange of Series B Notes for Series A Notes will not be completed by September 2, 2013, additional interest will begin to accrue again on September 3, 2013 at 0.25% per annum and will continue to accrue until that exchange is completed. The additional interest accrued for the period until September 15, 2013 will be included in the interest payment that is due on September 15, 2013.

We issued the Series A Notes under an indenture dated as of February 4, 2013, among us, the potential subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The Series B Notes will also be issued under the Indenture and will be entitled to the benefits of the Indenture. The form and terms of the Series B Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Series B Notes will have been registered under the Securities Act and, therefore, the global certificate (and any individual certificates) will not bear legends describing restrictions on transferring the Series B Notes represented by the certificates, and (2) holders of Series B Notes will not be, and upon the consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to rights under the Registration Rights Agreement. Series A Notes that are not exchanged will continue to be subject to restrictions on transfer.

We will receive no proceeds from the exchange of the Series B Notes for the Series A Notes pursuant to the exchange offer.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our Series B Notes, for identical principal amounts of our outstanding Series A Notes. As of the date of this prospectus, $275 million aggregate principal amount of Series A Notes are outstanding.

Expiration of Exchange Offer	5:00 p.m., New York time on [—], unless we extend the exchange offer. In this prospectus, we refer to the date the exchange offer will expire as the “expiration date.”

Conditions of the Exchange Offer	The only condition to the exchange offer is that we not be advised that completion of the exchange offer would, or might, be unlawful. The exchange offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange.

Accrued Interest on the Series A Notes	Interest on Series A Notes that are exchanged (including additional interest), if it is accruing will cease to accrue on the last interest payment date before the day on which Series B Notes are issued in exchange for them. However, Series B Notes issued in exchange for Series A Notes will bear interest (including additional interest) from the last interest payment date before the day on which they are issued in exchange for the Series A Notes. Therefore, exchanging Series A Notes for Series B Notes will not affect the amount of interest (including additional interest) a holder will receive.

Interest on the Series B Notes	Interest on the Series B Notes will be paid on March 15 and September 15 of each year, beginning September 15, 2013.

Procedures for Tendering Series A Notes	A holder of Series A Notes who wishes to accept the exchange offer must deliver to the exchange agent, before the exchange offer expires:

(1)     A confirmation from The Depository Trust Company (“DTC”) that the Series A Notes have been delivered by book-entry transfer to an account of the exchange agent with DTC (a “Book-Entry Confirmation”);

(2) Either

(a)     A letter of transmittal, or a facsimile of one, that has been completed and executed in accordance with the instructions contained in the section of this prospectus titled “The Exchange Offer—Procedures for Tendering Notes” and in the letter of transmittal, or

(b)     A message from DTC (an “Agent’s Message”), which will be part of the Book-Entry Confirmation, stating DTC has received an express acknowledgment that the applicable DTC participant has received, and agrees to be bound by the terms of, the exchange offer contained in this prospectus and the letter of transmittal, and that the Company may enforce that agreement against the participant; and

(3) Any other documents required by the letter of transmittal.

Guaranteed Delivery Procedures	Eligible holders of Series A Notes who wish to tender their Series A Notes, but who cannot complete the procedures for book-entry transfer of Series A Notes or deliver a letter of transmittal or an Agent’s Message or any other documents required by the letter of transmittal, to the exchange agent before the exchange offer expires may tender their Series A Notes using the guaranteed delivery procedures described in the letter of transmittal.

Acceptance of Series A Notes and Delivery of Series B Notes	Unless we are advised that it would, or might, be unlawful for us to do so, we will accept any and all Series A Notes that are properly tendered in response to the exchange offer and not properly withdrawn before 5:00 p.m., New York City time, on the expiration date. The Series B Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A Notes.

Withdrawal Rights	Tenders of Series A Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Material U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, the exchange of Series A Notes for Series B Notes should not be considered a sale or exchange or otherwise be a taxable event to the holders of the Series A Notes. See “The Exchange Offer—Material Federal Income Tax Consequences.” You should consult with your tax advisor regarding your particular situation.

The Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent. The address and telephone number of the exchange agent are set forth under the caption “The Exchange Offer—Exchange Agent” in this prospectus.

Fees and Expenses	We will bear the expense of soliciting tenders through the exchange offer. Except as described in the Letter of Transmittal, we will also pay any transfer taxes that are applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer.

Resales of the Series B Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a person who receives Series B Notes issued pursuant to the exchange offer (other than (1) a broker-dealer who purchased the Series A Notes it is exchanging directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption from the registration requirements of the Securities Act; or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), may sell the Series B Notes without registration or the need to deliver a prospectus under the Securities Act, provided that person has no arrangement to participate in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes that were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes.

Each person who acquires Series B Notes in exchange for Series A Notes in the exchange offer will acknowledge the following:

• The Series B Notes are being acquired in the ordinary course of business of the holder and any beneficial owner thereof;

• The person does not have an arrangement or understanding with any other person to participate in the distribution of the Series B Notes;

• The person is not an affiliate of Lennar; and

• The person is not engaged in and does not intend to engage in a distribution of the Series B Notes.

Consequences of Not Exchanging the Series A Notes	If you do not exchange your Series A Notes, the existing restrictions on the transfer of the Series A Notes will continue to apply. Because we anticipate that most holders will elect to exchange their Series A Notes for Series B Notes due to the absence of restrictions on the resale of Series B Notes under the Securities Act, we anticipate that if there is any market for the Series A Notes that remain outstanding after the consummation of the exchange offer, that market will be very limited.

THE SERIES B NOTES

The exchange offer applies to all $275 million aggregate principal amount of Series A Notes that are outstanding. The terms of the Series B Notes are identical in all material respects with those of the Series A Notes, except for certain transfer restrictions and registration rights relating to the Series A Notes. The Series B Notes will evidence the same debt as the Series A Notes for which they are exchanged and will be entitled to the benefits of the Indenture under which both the Series A Notes were, and the Series B Notes will be, issued.

The summary below describes the principal terms of the Series B Notes. Certain of the terms and conditions described below are subject to limitations and exceptions. The “Description of the Series B Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Series B Notes.

Securities Offered	$275,000,000 aggregate principal amount of Series B 4.125% Senior Notes due 2018.

Maturity Date	December 1, 2018.

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2013, payable to holders of record at the close of business on March 1 and September 1, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the Maturity Date.

Interest Rate	The Series B Notes will bear interest at the rate of 4.125% per year (calculated using a 360-day year composed of twelve 30-day months), except that with regard to the period from June 5, 2013 until the registration statement relating to the Series B Notes and the exchange offer becomes effective and, because the exchange offer will not be completed by September 2, 2013, from September 3 until the day on which Series B Notes are issued in exchange for the tendered Series A Notes, the Series B Notes will also bear additional interest at the rate of 0.25% per annum, increasing the total interest rate to 4.375% for those periods.

Sinking Fund	None.

Ranking	The Series B Notes will be our senior, unsecured and unsubordinated obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness that is outstanding from time-to-time, senior to any of our future indebtedness that is expressly subordinated in right of payment to the Notes, and, in effect, junior to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The Series B Notes are structurally subordinated to all existing and future obligations (including trade payables) of our subsidiaries which are not then guaranteeing the Series B Notes. See “Description of the Series B Notes—The Guarantees.” See also “Risk Factors—Because the Series B Notes are structurally subordinated to the obligations of our non-guarantor subsidiaries, your ability to be repaid may be adversely affected to the extent particular subsidiaries are not guaranteeing the Series B Notes at a time when you become entitled to repayment” and “—The fact that the Series B Notes are unsecured may increase the possibility that you will not be fully repaid if we become insolvent.”

As of May 31, 2013, our subsidiaries had $783.3 million of indebtedness, including $667.4 million of secured indebtedness. Of this amount, $425.7 million ($334.7 million of secured indebtedness) was indebtedness of subsidiaries that will not be guaranteeing the Series B Notes when they are issued. As of May 31, 2013, the secured debt of our subsidiaries and the unsecured debt of our non-guarantor subsidiaries totaled $758.3 million.

Guarantees	All of our existing and future wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries (other than finance company subsidiaries and foreign subsidiaries) that directly or indirectly guarantee at least $75 million of our parent company indebtedness will guarantee the Series B Notes. The guarantees by all the subsidiaries that are guaranteeing the Notes at any time are or will be full and unconditional and joint and several. To the extent these guarantees are effective when the Series B Notes are issued, or become effective after that, they may subsequently be suspended or released under limited circumstances. When the Series B Notes are issued, they will be guaranteed by all of our wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries, other than our finance company subsidiaries, any foreign subsidiaries, our subsidiaries that are involved in owning, financing or managing distressed real estate assets and our subsidiaries that individually have a net worth of $10 million or less and collectively have an aggregate net worth of not more than $50 million. These are the same subsidiaries that currently are guaranteeing our obligations under our principal credit facility. See “Description of the Series B Notes—The Guarantees.”

Redemption at our Option	We may redeem the Series B Notes in whole or in part from time to time. If we redeem Series B Notes more than 60 days prior to their scheduled maturity date, the redemption price will be equal to the greater of (i) 100% of their principal amount; or (ii) the present value of the remaining scheduled payments on the Series B Notes being redeemed, discounted to the date of redemption, on a semi-annual basis, at the Treasury Rate plus 50 basis points (0.50%). If we redeem Series B Notes on or after the date that is 60 days prior to the scheduled maturity date of the Series B Notes, the redemption price will be equal to 100% of the principal amount of the Series B Notes. In any redemption, we will also pay accrued and unpaid interest on the Series B Notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Certain Indenture Provisions	The Indenture governing the Series B Notes contains covenants limiting our and some of our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of the Series B Notes—Certain Covenants.”

Offer to Repurchase Upon a Change of Control Triggering Event	If there is a Change of Control Triggering Event, we will be required to make an offer to repurchase all the outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Series B Notes—Change of Control Offer.”

Governing Law	State of New York.

DTC Eligibility	The Series B Notes will be issued in fully registered book-entry form and will be represented by permanent global notes. The global notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”). Beneficial interests in global notes will be shown on, and transfers of Series B Notes will be effected only through, records maintained by DTC and its direct and indirect participants, and an interest in any global note may not be exchanged for certificated notes, except in limited circumstances. See “Book-Entry, Delivery and Settlement.”

Form and Denomination	The Series B Notes will be issued in minimum denominations of $1,000 and in any integral multiples of $1,000.

Trading	The Series B Notes will not be listed on any securities exchange or included in any automated quotation system. The Series B Notes will be new securities for which there is currently no public market.

Risk Factors	Investing in the Series B Notes involves significant risk. Before you exchange your Series A Notes, you should carefully read the “Risk Factors” section beginning on page 9 of this prospectus for a description of some of the risks you should particularly consider before exchanging Series A Notes for Series B Notes.

Use of Proceeds	We will receive no proceeds from the exchange of Series A Notes for the Series B Notes pursuant to the exchange offer.

RISK FACTORS

In this section, we describe risks relating to the ownership of Notes (including Series B Notes) or the exchange of Series A Notes for Series B Notes. Investors considering exchanging or acquiring Notes should read the description of risks relating to our business included in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2012, as amended, and in our subsequent filings with the SEC. If any of those risks develop into actual events, the exchange offer or our business, financial condition, results of operations, cash flows, strategies or properties could be materially adversely affected.

Risks Relating to the Notes

The Notes are subject to the normal risks applicable to debt securities, including the possibility that the obligor will not be able to make required payments when they are due. In addition, the Notes are subject to the following risks:

Because the Notes are structurally subordinated to the obligations of our non-guarantor subsidiaries, your ability to be repaid may be adversely affected to the extent particular subsidiaries are not guaranteeing the Notes at a time when you become entitled to repayment.

Substantially all of our operating assets are held by our subsidiaries. Unless a subsidiary is guaranteeing the Notes as described under “Description of the Series B Notes—The Guarantees,” holders of any indebtedness or preferred stock of that subsidiary and other creditors of that subsidiary, including trade creditors, will have claims on the assets of that subsidiary that are prior to the claims of the holders of the Notes. When the Series B Notes are issued, some, but not all, of our subsidiaries will be guaranteeing the Notes, as described under “Description of the Series B Notes—The Guarantees.” Accordingly, when the Series B Notes are issued, they will be structurally subordinated to the debts, preferred stock and other obligations of some of our subsidiaries. The indenture governing the Notes does not prohibit any of our subsidiaries from incurring additional liabilities.

As of May 31, 2013, our subsidiaries had $783.3 million of indebtedness, including $667.4 million of secured indebtedness. Of this amount, $425.7 million ($334.7 million of secured indebtedness) was indebtedness of subsidiaries that will not be guaranteeing the Series B Notes when they are issued.

The fact that the Notes are unsecured may increase the possibility that you will not be fully repaid if we become insolvent.

The Series A Notes are not, and the Series B Notes will not be, secured by any of our assets or our subsidiaries’ assets. Therefore, the Series B Notes will, in effect, be junior to our secured indebtedness to the extent of the value of the assets securing that indebtedness.

In the event of our bankruptcy, liquidation, reorganization or other winding up, the holders of any secured debt would receive payments from the assets securing that debt before you receive any payments from sales of those assets. There may not be sufficient assets remaining after payment of secured debt to pay all or any of the amounts due on the Notes that are then outstanding. The indenture governing the Notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities. Under limited circumstances, if we or a Restricted Subsidiary (i.e., an actual or potential guarantor subsidiary) grants a lien securing indebtedness, we or the subsidiary must equally and ratably secure the Series B Notes and, under the indentures relating to our other currently outstanding senior notes, we or the subsidiary must also equally and ratably secure those other senior notes. However, we and our subsidiaries are permitted to incur many types of secured debt without our being required to secure the Notes or our other senior notes. The Series B Notes will be effectively subordinated to that secured debt to the extent of the value of the assets securing it. See “Description of the Series B Notes—Certain Covenants.”

As of May 31, 2013, we had no secured debt, but our subsidiaries had $667.4 million of secured debt. Accordingly, as of May 31, 2013, the secured debt of our subsidiaries and the unsecured debt of our non-guarantor subsidiaries totaled $758.3 million.

Fraudulent conveyance considerations.

Any time the subsidiary guarantees of the Notes are effective (see “Description of the Series B Notes—The Guarantees”), those guarantees, under fraudulent conveyance laws, might be subordinated to existing or future indebtedness incurred by the guarantor subsidiaries, or might not be enforceable, if a court or a creditor’s representative, such as a bankruptcy trustee, concluded that those subsidiaries received less than fair consideration for the guarantees and:

•	were rendered insolvent as a result of issuing the guarantees;

•	at the time they issued the guarantees, were engaged in a business or transaction for which the subsidiaries’ remaining assets constituted unreasonably small capital;

•	at the time they issued the guarantees, intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

•	at the time they issued the guarantees, intended to hinder, delay or defraud our or their creditors.

The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts matured and became absolute.

Any guarantees provided by our subsidiaries are subject to possible defenses that may limit your right to receive payment from the guarantors with regard to the Notes.

Although guarantees by our wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries, when they are in effect (see “Description of the Series B Notes—The Guarantees”), provide the holders of the Notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against the guarantors.

All of our Existing Notes contain the same requirement to provide guarantees as the Notes, and some Existing Notes will mature prior to the Notes.

At May 31, 2013, we had approximately $4.0 billion outstanding of our 5.50% senior notes due 2014, 5.60% senior notes due 2015, 6.50% senior notes due 2016, 4.75% senior notes due 2017, 12.25% senior notes due 2017, 6.95% senior notes due 2018, 2.00% convertible senior notes due 2020, 2.75% convertible senior notes due 2020, 3.25% convertible senior notes due 2021, 4.750% senior notes due 2022, (collectively, the “Existing Notes”) and 4.125% senior notes due 2018. The Existing Notes will rank pari passu with the Series B Notes and contain requirements to provide guarantees on essentially the same terms and conditions as the Series B Notes. Some of the Existing Notes have maturity dates prior to or concurrent with the maturity of the Series B Notes. Accordingly, we will be, or may be, required to repay or refinance those Existing Notes before the Notes mature. See “Other Indebtedness.”

The guarantees of the Notes may be suspended or released.

The principal reason our Restricted Subsidiaries are guaranteeing the Notes is so holders of the Notes will have rights at least as great with regard to our subsidiaries as any other holders of a material amount of unsecured senior debt of Lennar as a separate entity. Therefore, the guarantee of the Notes by a Restricted Subsidiary will be in effect only while that Restricted Subsidiary directly or indirectly guarantees a material amount of the debt of Lennar, as a separate entity, to others. At present, most of our homebuilding subsidiaries and some of our other subsidiaries are guaranteeing our obligations under our principal credit facility (see “Other Indebtedness”) and therefore are guaranteeing the Notes and the Existing Notes.

Our subsidiaries may not be guaranteeing Lennar debt at all times when Notes are outstanding. The guarantee of the Notes by a Restricted Subsidiary will be suspended if, at any time, and for so long as, that Restricted Subsidiary does not directly or indirectly guarantee at least $75 million principal amount of Lennar’s debt (other than the Existing Notes, the Notes and any other indebtedness that contains similar guarantee suspension provisions). Therefore, if a Restricted Subsidiary ceases to guarantee directly or indirectly at least $75 million of Lennar’s debt obligations, that Restricted Subsidiary’s guarantee of the Notes will be suspended until such time, if any, as it is again directly or indirectly guaranteeing at least $75 million of Lennar’s debt obligations. If our Restricted Subsidiaries guarantee Lennar revolving credit lines totaling at least $75 million, we will treat the guarantees of the Notes as remaining in effect even during periods when our borrowings under the revolving credit lines are less than $75 million.

Under the circumstances described under “Description of Series B Notes—The Guarantees,” a guarantor may be released entirely from its obligations to guarantee the Notes and the Existing Notes.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries have the right to incur additional debt in the future, subject to any restrictions contained in any of our debt instruments other than the Notes, some or all of which could be secured debt. We are not restricted under the terms of the indenture governing the Notes from incurring additional unsecured debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the Notes when they are due.

Some significant restructuring transactions may not constitute a Change of Control Triggering Event, in which case we would not be obligated to offer to repurchase the Notes.

If a fundamental change occurs, you will have the right to require us to repurchase your Notes. However, the fundamental change provisions will not afford protection to holders of Notes in the event of some transactions that could adversely affect the Series B Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to offer to repurchase the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase their Notes, even though each of those transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Notes.

There currently is no public market for the Series B Notes, so you may be unable to sell the Series B Notes.

The Series B Notes are new securities for which there is currently no public trading market. Consequently, the Series B Notes may be relatively illiquid, and you may be unable to sell your Series B Notes. We do not intend to list the Series B Notes on any securities exchange or to include the Series B Notes in any automated quotation system. We have been informed by the initial purchasers that (1) they have been making a market in the Series A Notes and (2) they intend to make a market in the Series B Notes, and cease making a market in the Series A Notes, after the exchange offer is completed. However, the initial purchasers may cease their market making at any time without notice. Further, those market making activities will be subject to limits imposed by the U.S. federal securities laws. In addition, the liquidity of the trading market in the Series B Notes, and the market price quoted for the Series B Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Series B Notes. If any of the Series B Notes are traded after their initial issuance, they may trade at a discount from their initial offering price and you may be unable to resell your Series B Notes or may be able to sell them only at a substantial discount. Future trading prices of the Series B Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Any adverse rating of the Notes may cause their trading price to fall.

The Series A Notes are not rated and it is not expected that the Series B Notes will be rated. However, if a rating service were to rate the Notes and subsequently, if that rating service were to lower its rating on the Notes below the rating it initially assigns to the Notes or were to announce its intention to put the Notes on credit watch, the trading price of the Series B Notes could decline.

The Notes are not protected by restrictive covenants.

The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of the Series B Notes—Consolidation, Merger or Sale of Assets” or “Description of the Series B Notes—Change of Control Offer.”

We may not be able to raise the funds necessary to finance the change of control offer required by the indenture governing the Notes, which would violate the terms of the Notes.

Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all the outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. To the extent that we are required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event, we will have a similar obligation with regard to the Existing Notes and any other senior notes with similar provisions, and we may not have sufficient funds to repurchase the Notes, the Existing Notes and such other senior notes for cash at that time. In addition, our ability to repurchase the Notes or other of our senior notes for cash may be limited by law or the terms of agreements relating to other of our indebtedness that is outstanding at the time. The failure to make a required repurchase of the Notes would result in a default under the indenture governing the Notes. A default under the indenture, or the Change of Control itself, could also lead to a default under the other debt securities we have issued or could cause borrowings we have incurred to become due. If the repayment of a substantial amount of indebtedness were to be accelerated after any applicable notice or grace period, we might not have sufficient funds to repay the indebtedness and repurchase the Notes, the Existing Notes or other senior notes containing similar provisions. See “Description of Series B Notes—Change of Control Offer.”

There could be negative consequences to you if you do not exchange your Series A Notes for Series B Notes.

Holders who fail to exchange their Series A Notes for Series B Notes will continue to be subject to restrictions on transfer of the Series A Notes. Any Series A Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of Series A Notes outstanding. Because we anticipate that most holders will elect to exchange the Series A Notes for Series B Notes due to the absence of restrictions on the resale of Series B Notes under the Securities Act, we anticipate that the market for Series A Notes that remain outstanding after the consummation of the exchange offer, if any, will be substantially limited. As a result of making the exchange offer, we will have fulfilled our obligations under the Registration Rights Agreement relating to the Series A Notes. Following the consummation of the exchange offer, holders who did not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement, and the Series A Notes that are not exchanged will continue to be subject to restrictions on transfer.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended		Years Ended November 30,
	May 31, 2013	May 31, 2012	2012	2011	2010	2009	2008

Ratio of earnings to fixed charges(1)(2)	2.2x	1.2x	1.7x	1.6x	1.3x	—x	—x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness (including amortization of original issue discount and including additional interest on two issues of senior notes) and the implied interest component of our rent obligations.
(2)	For the years ended November 30, 2009 and November 30, 2008, we had earnings to fixed charges deficiencies of $651.7 million and $503.3 million, respectively.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends were identical to the ratios of earnings to fixed charges.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the Series B Notes for the Series  A Notes pursuant to the exchange offer.

ABSENCE OF PUBLIC MARKET

The Series B Notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B Notes on any securities exchange or to arrange for the Series B Notes to be quoted on any quotation system. Accordingly, it is not likely that an active trading market for the Series B Notes will develop or that any market that does develop will provide significant liquidity to holders of Series B Notes.

OTHER INDEBTEDNESS

Our indebtedness at May 31, 2013 is listed in the table in the section of this prospectus captioned “Capitalization.” None of that indebtedness, other than as described in this prospectus and the documents incorporated by reference in it, has any covenants that restrict our, or our subsidiaries’, ability to make payments on outstanding indebtedness or to pay dividends, or requires us to maintain financial attributes. All of our Existing Notes have covenants, similar to those in the indenture governing the Notes, that limit our, or our subsidiaries’, ability to create liens securing indebtedness or enter into sale and leaseback transactions. We believe we were in compliance with our debt covenants as of May 31, 2013. However, we did not file a registration statement by the required date of June 4, 2013, relating to an offer to exchange registered Series B Notes for identical principal amounts of Series A Notes, which were originally issued in transactions that were exempt from the registration requirements of the Securities Act. Because of that, we are required to pay additional interest on the Notes at the rate of 0.25% per annum, until the registration statement of which this prospectus is a part becomes effective, and additional interest will resume at the rate of 0.25% per annum on September 3, 2013 and continue to accrue until we complete the exchange offer.

In May 2012, we entered into a credit agreement (referred to in this prospectus as the “Credit Agreement”) with lenders for which J.P. Morgan Securities LLC is the sole bookrunner and arranger. As of May 31, 2013, the maximum aggregate commitment under the Credit Facility was $525 million, of which $500 million was committed and $25 million was available, subject to additional commitments. In June 2013, the Company increased the maximum aggregate commitment amount under the Credit Facility to $950 million, of which $917 million was committed and $33 million was available, subject to additional commitments. The Credit Agreement also provides that up to $500 million in commitments may be used for letters of credit. The obligor under the Credit Agreement is Lennar Corporation. Lennar’s obligations under the Credit Agreement are guaranteed by the same subsidiaries that will be guaranteeing the Series B Notes. See “Description of the Series B Notes—The Guarantees.”

At May 31, 2013, Lennar had $335.5 million of letters of credit outstanding. They were issued under letter of credit facilities which, as of May 31, 2013, collectively provided commitments for an aggregate of up to $400 million of letters of credit, as well as under individual letter of credit arrangements.

REGULATORY APPROVALS

Except for the Securities Act and the Exchange Act and the rules and regulations under them, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the exchange offer.

CAPITALIZATION

(In thousands, except per share amounts)

The table below shows our capitalization as it existed at May 31, 2013.

Actual

Debt:
5.50% senior notes due 2014	$249,464
5.60% senior notes due 2015	500,651
6.50% senior notes due 2016	249,868
12.25% senior notes due 2017	394,871
4.75% senior notes due 2017	400,000
6.95% senior notes due 2018	248,017
4.125% senior notes due 2018	274,995
2.00% convertible senior notes due 2020	276,500
2.75% convertible senior notes due 2020	408,875
3.25% convertible senior notes due 2021	400,000
4.750% senior notes due 2022	570,790
Other debt(1)	564,313

Total Lennar Homebuilding debt	4,538,344
Rialto Investments debt, net(1)	221,980
Lennar Financial Services debt	334,741

Total debt	$5,095,065

Stockholders’ equity:
Class A common stock of $0.10 par value per share, 173,415 shares issued(2)	$17,342
Class B common stock of $0.10 par value per share, 32,983 shares issued	3,298
Additional paid-in capital	2,396,074
Retained earnings	1,784,669
Treasury stock, at cost, 11,705 Class A common stock and 1,680 Class B common stock	(615,781)

Total stockholders’ equity	3,585,602

Noncontrolling interests	459,237

Total equity	4,044,839

Total capitalization	$9,139,904

(1)	Other debt includes $172.8 million, and Rialto Investments debt includes $131.0 million (net of $37.9 million of cash held in a defeasance account), of indebtedness of consolidated variable interest entities that are included in the Company’s consolidated liabilities, but for which the Company is not legally obligated.
(2)	Does not include 366 shares of Class A common stock issuable upon exercise of stock options that were outstanding at May 31, 2013.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial and operating information about us at or for the six months ended May 31, 2013 and May 31, 2012, and at or for the fiscal years ended November 30, 2008 through 2012. The information presented below is based upon our historical financial statements.

	Six Months Ended		At or for the Years Ended November 30,
(Dollars in thousands, except per share amounts)	May 31, 2013	May 31, 2012	2012	2011	2010	2009	2008
Results of Operations:
Revenues:
Lennar Homebuilding	$2,149,788	1,432,521	3,581,232	2,675,124	2,705,639	2,834,285	4,263,038
Lennar Financial Services	$214,976	156,810	384,618	255,518	275,786	285,102	312,379
Rialto Investments	$51,306	65,680	138,856	164,743	92,597	—	—
Total revenues	$2,416,070	1,655,011	4,104,706	3,095,385	3,074,022	3,119,387	4,575,417
Operating earnings (loss):
Lennar Homebuilding (1)	$225,578	75,809	253,101	109,044	100,060	(676,293)	(404,883)
Lennar Financial Services (2)	$45,274	26,230	84,782	20,729	31,284	35,982	(30,990)
Rialto Investments	$9,881	12,527	11,569	63,457	57,307	(2,528)	—
Corporate general and administrative expenses	$65,123	56,010	127,338	95,256	93,926	117,565	129,752
Earnings (loss) before income taxes	$215,610	58,556	222,114	97,974	94,725	(760,404)	(565,625)
Net earnings (loss) attributable to Lennar (3)	$194,928	467,671	679,124	92,199	95,261	(417,147)	(1,109,085)
Diluted earnings (loss) per share	$0.88	2.16	3.11	0.48	0.51	(2.45)	(7.01)
Cash dividends declared per each - Class A and Class B common stock	$0.08	0.08	0.16	0.16	0.16	0.16	0.52

Financial Position:
Total assets	$10,494,157	9,351,209	10,362,206	9,154,671	8,787,851	7,314,791	7,424,898
Debt:
Lennar Homebuilding	$4,538,344	3,469,616	4,005,051	3,362,759	3,128,154	2,761,352	2,544,935
Rialto Investments	$259,883	594,915	574,480	765,541	752,302	—	—
Lennar Financial Services	$334,741	263,472	457,994	410,134	271,678	217,557	225,783
Stockholders’ equity	$3,585,602	3,177,378	3,414,764	2,696,468	2,608,949	2,443,479	2,623,007
Total equity	$4,044,839	3,779,908	4,001,208	3,303,525	3,194,383	2,558,014	2,788,753
Shares outstanding (000s)	$193,013	189,276	191,548	188,403	186,636	184,896	160,558
Stockholders’ equity per share	$18.58	16.79	17.83	14.31	13.98	13.22	16.34
Lennar Homebuilding Data (including unconsolidated entities):
Number of homes delivered	7,650	5,704	13,802	10,845	10,955	11,478	15,735
New Orders	9,760	7,503	15,684	11,412	10,928	11,510	13,391
Backlog of home sales contracts	6,163	3,970	4,053	2,171	1,604	1,631	1,599
Backlog dollar value	$1,863,171	1,061,448	1,160,385	560,659	407,292	479,571	456,270

(1)	Lennar Homebuilding operating earnings (loss) include $5.1 million and $12.0 million, respectively, of valuation adjustments for the six months ended May 31, 2013 and May 31, 2012. Lennar Homebuilding operating earnings (loss) include $15.6 million, $38.0 million, $51.3 million, $359.9 million and $340.5 million, respectively, of inventory valuation adjustments for the years ended November 30, 2012, 2011, 2010, 2009 and 2008. In addition, it includes $12.1 million, $8.9 million, $10.5 million, $101.9 million and $32.2 million, respectively, of valuation adjustments related to assets of unconsolidated entities in which we have investments for the years ended November 30, 2012, 2011, 2010, 2009 and 2008, and $10.5 million, $1.7 million, $89.0 million and $172.8 million, respectively, of valuation adjustments to our investments in unconsolidated entities for the years ended November 30, 2011, 2010, 2009 and 2008.
(2)	Lennar Financial Services operating loss for the year ended November 30, 2008 includes a $27.2 million impairment of the Lennar Financial Services segment’s goodwill.
(3)	Net earnings (loss) attributable to Lennar for the six months ended May 31, 2013 and May 31, 2012 include ($15.9) million and $403.8 million, respectively, of benefit (provision) for income taxes. The ($15.9) million provision for income taxes was net of a $66.4 million reversal of our state deferred tax asset valuation allowance, and the $403.8 million benefit for income taxes was primarily related to the partial reversal of our deferred tax asset valuation allowance. Net earnings (loss) attributable to Lennar for the year ended November 30, 2012 include $435.2 million of benefit for income taxes, which includes a partial reversal of our deferred tax asset valuation allowance of $491.5 million, partially offset by a tax provision for fiscal year 2012 pretax earnings. Net earnings (loss) attributable to Lennar for the years ended November 30, 2011 and 2010 include $14.6 million and $25.7 million, respectively, of benefit for income taxes, primarily due to settlements with various taxing authorities. Net earnings (loss) attributable to Lennar for the year ended November 30, 2009 primarily include a partial reversal of our deferred tax asset valuation allowance of $351.8 million, primarily due to a change in tax legislation, which allowed us to carryback our fiscal year 2009 tax loss to recover previously paid income taxes. Net earnings (loss) attributable to Lennar for the year ended November 30, 2008 include a $730.8 million valuation allowance recorded against our deferred tax assets.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The Registration Rights Agreement between us and the initial purchasers of the Series A Notes requires that on or before June 4, 2013, we must, at our expense and for the benefit of the holders of Series A Notes, file a registration statement with respect to a registered offer to exchange Series B Notes for identical principal amounts of the Series A Notes, and that we must use our reasonable best efforts to (1) cause that registration statement to be declared effective under the Securities Act on or before July 4, 2013 and (2) complete the exchange offer on or before August 3, 2013. We did not file that registration statement on or before June 4, 2013 and that registration statement did not become effective by July 4, 2013. Therefore, the Series A Notes are currently accruing additional interest at the rate of 0.25% per annum, causing the total interest on the Notes to accrue at the rate of 4.375% per annum. At August 1, 2013, $108,854 of additional interest had accrued. Additional interest will continue to accrue until the registration statement of which this prospectus is a part becomes effective. Also, because the exchange offer must remain open for at least 30 days, and therefore we will not be able to complete the exchange by September 2, 2013, we will be required to pay additional interest from September 3, 2013 until we complete the exchange. The additional interest accrued for the period until September 15, 2013 will be included in the interest payment that is due on September 15, 2013. Additional interest for any subsequent period will be included in the interest payment that is due on March 15, 2014.

Terms of the Exchange Offer

On the terms set forth in this prospectus and in the accompanying letter of transmittal, we are offering to issue Series B Notes in exchange for all Series A Notes that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The principal amount of the Series B Notes issued in the exchange will be the same as the principal amount of the Series A Notes for which the Series B Notes are exchanged. Holders may tender some or all of their Series A Notes in response to the exchange offer. However, Series A Notes may be tendered only in multiples of $1,000 principal amount.

The form and terms of the Series B Notes will be the same in all material respects as the form and terms of the Series A Notes (except that the Series B Notes will not contain terms with respect to transfer restrictions). The Series B Notes will be guaranteed by the same guarantors as the Series A Notes, if any. See “Description of the Series B Notes—The Guarantees.”

We will be deemed to accept all the Series A Notes that are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving Series B Notes from us. If any tendered Series A Notes are not accepted for exchange because of an invalid tender or otherwise, those Series A Notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders who tender Series A Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer.

A holder who validly withdraws previously tendered Series A Notes will not receive Series B Notes unless the Series A Notes are re-tendered before 5:00 p.m., New York City time, on the expiration date. Holders will have the right to withdraw previously tendered Series A Notes until 5:00 p.m. New York City time on the expiration date, unless the Series A Notes have already been accepted for exchange.

Interest (including additional interest) on each Series B Note will accrue from the later of (1) the last interest payment date on which interest was paid on the Series A Note that was surrendered, or (2) if the Series A Note is surrendered for exchange on a date between the record date for an interest payment and that interest payment date, the interest payment date.

Expiration Date; Extension; Termination

The exchange offer will expire at 5:00 p.m., New York City time, on [—], which will be the expiration date, unless we extend the exchange offer by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion, subject to our obligation under SEC Rule 14e-1(b) to keep the exchange offer open for at least ten business days from the date we first disseminate notice to holders of the Series A Notes of certain specified changes to the exchange offer, including any increase or decrease in the percentage of securities sought, the consideration being offered or the dealer’s soliciting fee. Further, in the event of a material change to or waiver of a material condition of the exchange offer, we would be obligated to keep the exchange offer open for a period of at least five business days following notice of such change or waiver. If we extend the exchange offer, the term “expiration date” will mean the date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and we will make a public announcement of any extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Immediately after the expiration date, we will accept all Series A Notes that have been properly tendered and not withdrawn.

Procedures for Tendering Notes

Any holder of Series A Notes may tender Series A Notes in response to the exchange offer. To tender Series A Notes, the holder must deliver to the exchange agent, before 5:00 p.m., New York City time, on the expiration date:

•	A Book-Entry Confirmation from DTC that the Series A Notes have been delivered by book-entry transfer to the account of the exchange agent with DTC; and

•	Either

•

a letter of transmittal, or a facsimile of one, that has been completed and executed in accordance with the instructions contained in the section of this prospectus titled “— Procedures for Tendering Notes” and in the letter of transmittal, or

•

an Agent’s Message, which will be part of the Book-Entry Confirmation, stating the DTC has received an express acknowledgment that the applicable DTC participant has received and agrees to be bound by the exchange offer terms contained in this prospectus and the letter of transmittal, and that Lennar may enforce that agreement against the participant; and

•	Any other documents required by the letter of transmittal.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility System may make book-entry delivery of Series A Notes by causing DTC to transfer the Series A Notes into the exchange agent’s account at DTC in accordance with DTC’s transfer procedure. Because the only outstanding Series A Notes are Global Notes held by DTC, all tenders of Series A Notes must be made in that manner. Even though delivery of Series A Notes is effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the exchange agent at its address or facsimile number as set forth under the caption “— Exchange Agent” below before 5:00 p.m., New York City time, on the expiration date. DTC participants may, in lieu of physically completing and delivering a letter of transmittal, electronically transmit their acceptance through ATOP. DTC will then verify the acceptance and send an Agent’s Message to the exchange agent regarding the acceptance. Delivery of a document to DTC does not constitute delivery to the exchange agent.

A tender of Series A Notes by a holder will constitute an agreement by the holder to transfer the Series A Notes to us in exchange for Series B Notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, subject to the withdrawal rights described under “—Withdrawal of Tenders.”

The method of delivering the letter of transmittal (if one is being delivered) and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or Series A Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series A Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

If a letter of transmittal or any bond powers or other assignment documents are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series A Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Series A Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes, without being required to waive the same defects, irregularities or conditions as to other Series A Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to ask the exchange agent to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Series A Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

We have the right (subject to limitations contained in the Indenture) (1) to purchase or make offers for any Series A Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Series A Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe that a person who receives Series B Notes issued pursuant to the exchange offer (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), may resell the Series B Notes without registration or the need to deliver a prospectus under the Securities Act, provided that the person acquires the Series B Notes in the ordinary course of the person’s business and the person has no arrangement to participate in a distribution of the Series B Notes. If a person were to acquire Series B Notes through the exchange offer for the purpose of participating in a distribution of them, that person would probably be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a sale of Series B Notes.

Each person who acquires Series B Notes in exchange for Series A Notes in the exchange offer will acknowledge that (1) the Series B Notes are being acquired in the ordinary course of business of the holder and any beneficial owner thereof; (2) the person does not have an arrangement or understanding with any other person to participate in the distribution of the Series B Notes; (3) the person is not an affiliate of Lennar; and (4) the person is not engaged in and does not intend to engage in a distribution of the Series B Notes.

If the holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes.

Guaranteed Delivery Procedures

Holders who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available, or (2) who cannot deliver their Series A Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

(a) The tender is made through an eligible institution;

(b) Before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, and the principal amount of Series A Notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within three business days after the expiration date, confirmation of a book-entry transfer into the exchange agent’s account at DTC and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

(c) Confirmation of a book-entry transfer into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to any holder who may wish to use the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise described below, holders will have the right to withdraw previously tendered Series A Notes until 5:00 p.m. New York City time on the expiration date.

To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must (i) specify the name of the person who tendered the Series A Notes to be withdrawn, (ii) identify the Series A Notes to be withdrawn (including the principal amounts of the Series A Notes), (iii) be signed by the tendering noteholder in the same manner as the signature on the letter of transmittal by which the Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to effect a transfer of the Series A Notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn Series A Notes are to be registered, if different from that of the tendering noteholder. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any Series A Notes that are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Series B Notes will be issued with respect to those withdrawn Series A Notes, unless they are validly re-tendered. Properly withdrawn Series A Notes may be re-tendered at any time before 5:00 p.m., New York City time, on the expiration date. Any Series A Notes that have been tendered but that are not accepted for exchange or that are withdrawn will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation of tenders is being made through DTC. However, solicitations also may be made by mail, facsimile, telephone or in person by officers and regular employees of ours and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of Series A Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs. We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. If, however, Series B Notes or Series A Notes that are not tendered or accepted for exchange are to be issued in the name of a person other than the registered holder, or if tendered Series A Notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than by reason of the exchange of Series A Notes for Series B Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or on any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue Series B Notes in exchange for Series A Notes, or to return Series A Notes that are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Material Federal Income Tax Consequences

Important Notice:

The discussion that follows is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding United States Federal tax penalties, and was written in connection with this offer to exchange Series B Notes for Series A Notes. You should seek tax advice from an independent tax advisor based on your particular circumstances.

The exchange of the Series B Notes for Series A Notes in the exchange offer will be treated as a “non-event” for United States Federal income tax purposes because the Series B Notes will not be considered to differ materially in kind or extent from the Series A Notes. Consequently, (1) no gain or loss should be realized by a U.S. Holder upon receipt of a Series B Note; (2) the holding period of the Series B Note should include the holding period of the Series A Note for which it is exchanged; and (3) the adjusted tax basis of the Series B Note should be the same as the adjusted tax basis immediately before the exchange of the Series A Note for which it is exchanged. Even if the exchange of a Series A Note for a Series B Note were treated as an exchange, the exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a Series B Note should have the same issue price as the Series A Note for which it is exchanged and a U.S. Holder should have the same adjusted basis and holding period in the Series B Note as it had in the Series A Note immediately before the exchange. A “U.S. Holder” means a person who is, for United States federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Accounting Treatment

The Series B Notes will be recorded in our accounting records at the same carrying value as the Series A Notes for which they are exchanged. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer or the letter of transmittal should be addressed to the exchange agent, as follows:

By Facsimile:	By Registered Mail, Certified Mail or Overnight Courier:

Attention:	The Bank of New York Mellon Trust Company, N.A.,

Confirm by telephone:	as Exchange Agent

c/o The Bank of New York Mellon Corporation
111 Sanders Creek Parkway East Syracuse, NY 13057 Attention:

Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

DESCRIPTION OF THE SERIES B NOTES

We issued the Series A Notes, and we will issue the Series B Notes, under an indenture (the “Indenture”) dated as of February 4, 2013 among us, the subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “TIA”). Any Series A Notes that remain outstanding after the completion of the exchange offer will be treated under the Indenture as part of a single class of securities consisting of the Series B Notes and the remaining Series A Notes.

We have summarized in this section the principal terms of the Series B Notes and the Indenture under which they were issued. You should read the Indenture and the Series B Notes for additional information, because those documents define your rights as a holder of Notes. You may request copies of these documents at our address shown under the caption “Incorporation by Reference” elsewhere in this prospectus.

Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this “Description of the Series B Notes,” “we,” “our” or “us” refers to Lennar Corporation and does not include our subsidiaries, except in references to financial data determined on a consolidated basis. Except where the context otherwise requires, references to “interest” include any “Additional Interest” that may accrue.

General

The Series B Notes will be our direct, unsecured obligations and will rank equal in right of payment by us with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Series B Notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount and will be payable, and may be presented for registration of transfer and exchange, without service charge, at the Trustee’s office in Jacksonville, Florida.

The Series B Notes are limited in aggregate principal amount to $275 million, but we may, without consent of the Holders, “reopen” the Notes and issue additional Series B Notes at any time on the same terms and conditions and with the same CUSIP number as the Series B Notes we offer by this prospectus. The Series B Notes will mature on December 1, 2018. Interest on the Series B Notes will accrue at 4.125% per annum and will be payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2013. Interest will also be payable with regard to the Series B Notes on their maturity date. If any interest payment date, maturity date or redemption date is not a Business Day, then the interest payment will be postponed until the first following Business Day and no additional interest will accrue.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a legal holiday in New York, New York.

We will pay interest to the persons in whose names the Series B Notes are registered at the close of business on the March 1 or September 1, as applicable, before the interest payment date; provided that the interest payable at the maturity date or on a redemption date will be paid to the person to whom principal is payable.

Interest on the Series B Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. There is no sinking fund applicable to the Series B Notes.

In connection with the Series B Notes, we have not agreed to any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities. We have agreed to no covenants or other provisions to protect Holders (as defined below) of the Series B Notes in the event of a highly leveraged transaction.

Redemption at Our Option

We may, at our option, redeem the Series B Notes as part of a redemption of the Notes in whole or in part at any time and from time to time. If we redeem Series B Notes more than 60 days prior to their scheduled maturity date, the redemption price will be equal to the greater of:

•	100% of their principal amount; or

•

the present value of the Remaining Scheduled Payments (as defined below) on the Series B Notes being redeemed, discounted to the date of the redemption, on a semi-annual basis, at the Treasury Rate plus 50 basis points (0.50%).

If we redeem Series B Notes on or after the date that is 60 days prior to the scheduled maturity date of the Series B Notes, the redemption price will be equal to 100% of the principal amount of the Series B Notes.

In any redemption, we will also pay accrued interest on the Series B Notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Any redemption will be on at least 30, but not more than 60, days’ prior notice.

If money sufficient to pay the redemption price of and accrued interest on the Series B Notes to be redeemed is deposited with the Trustee on or before the redemption date, beginning on the redemption date interest will cease to accrue on the Series B Notes (or the portion of them) called for redemption and those Series B Notes will cease to be outstanding.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Series B Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series B Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent ” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (A) each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, UBS Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its affiliate that is a Primary Treasury Dealer); provided, however, that if any of them shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal (or the portion of the principal) that is to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Guarantees

The guarantor Subsidiaries are all 100% owned by us. Each guarantor Subsidiary will, in the circumstances described below (but only in those circumstances), unconditionally guarantee, jointly and severally with the other subsidiaries that are guaranteeing the Notes, all of our obligations under the Notes and the Indenture, including our obligations to pay principal, premium, if any, and interest with respect to the Notes. The guarantees will be general unsecured obligations of the guarantors and will rank pari passu with all existing and future unsecured indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees or to other senior indebtedness of the guarantors. The obligations of each guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee will be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor, determined in accordance with United States generally accepted accounting principles, or GAAP.

The Indenture requires that, except as described below, each of our existing and future wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries (other than any foreign Subsidiary and any finance company Subsidiary) guarantee the Notes if that Subsidiary guarantees any of our (i.e., Lennar Corporation’s) Indebtedness or guarantees the obligations of any Subsidiary as a guarantor of our (i.e., Lennar Corporation’s) Indebtedness (each such Subsidiary, a “guarantor”). At the date of this prospectus, all of our wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries (other than our finance company Subsidiaries, our Subsidiaries that are involved in owning, financing or managing distressed real estate assets (i.e., the Subsidiaries in our Rialto segment) and our Subsidiaries that individually have a net worth of $10 million or less and collectively have an aggregate net worth of not more than $50 million) are guaranteeing the Credit Agreement (see “Other Indebtedness”) and therefore will be guaranteeing the Series B Notes when they are issued. While any of our wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries is guaranteeing the Notes, its guarantee will be full and unconditional, and joint and several with the guarantees by all the other of our wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries that are guaranteeing the Notes, subject to limitations intended to prevent the guarantees from constituting fraudulent conveyances or fraudulent transfers under federal or state law.

Any guarantee of the Notes by a Restricted Subsidiary will be suspended, and that Restricted Subsidiary will not be a guarantor (but will remain a Restricted Subsidiary) and will not have any obligations with regard to the Notes, during any period when the principal amount of our (i.e., Lennar Corporation’s) obligations or of any Subsidiary’s obligations as a guarantor of our (i.e., Lennar Corporation’s) obligations, in each case other than the Notes and any other Indebtedness containing provisions similar to this, that the Restricted Subsidiary is guaranteeing totals less than $75 million. Additionally, if any guarantor is released from its guarantee (rather than a suspension of its guarantee) of the outstanding Indebtedness of us or any other Restricted Subsidiary, that guarantor will automatically be released from its obligations as guarantor under the Indenture, and from and after the date of that release, that guarantor will cease to constitute a guarantor of the Notes and will not be a Restricted Subsidiary.

The Indenture provides that if all or substantially all of the assets of any guarantor or all of the capital stock of any guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by us or any of our Subsidiaries, then that guarantor or the Person acquiring those assets (in the event of a sale or other disposition of all or substantially all of the assets of the guarantor) will be deemed automatically and unconditionally released and discharged from all of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes by notifying the noteholders to that effect as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $1,000 or integral multiples of that amount) of that holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes that are repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes that are properly tendered in response to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes that are properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes that are properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by us of Notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all the Notes that are properly tendered and not withdrawn in response to its offer.

To the extent that we are required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event, we will have a similar obligation with regard to the Existing Notes. We may not have sufficient funds at that time to repurchase for cash all the Notes and the Existing Notes that are tendered. In addition, our ability to repurchase the Notes or the Existing Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness that is outstanding at the time. The failure to make a required repurchase of the Notes or of Existing Notes would result in a default under the Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under it to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of taking or not taking an action in order to comply with those securities laws and regulations.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than to us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if, either:

(i) (A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) the shares of our Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction; or

(ii) (A) Stuart Miller, together with members of his immediate family, directly or indirectly, becomes the beneficial owner of more than 50%, but less than 66 2/3%, of our outstanding Voting Stock (measured by voting power rather than number of shares) and (B) immediately after such transaction or transactions, our Class A common stock is listed for trading on the New York Stock Exchange or The Nasdaq Global Market.

The term “person,” as used in this definition, has the meaning given to it in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the Notes were initially issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of the nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable Series B Notes or fails to make a rating of the applicable Series B Notes publicly available for reasons beyond our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies (and, if there is a split among the three Rating Agencies, by the two Rating Agencies with the lowest ratings) and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the earlier of (i) the first public notice of the occurrence of a Change of Control or (ii) the first public notice of our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Certain Covenants

Limitation on Liens. We will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of our or its properties or assets, whether owned on the date of original issuance of the Notes (“Issue Date”) or thereafter acquired, unless:

•

if such Lien secures indebtedness ranking equal in right of payment with the Notes, then the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien;

•

if such Lien secures Indebtedness which is subordinated to the Notes, then the Notes are secured and the Lien securing such Indebtedness is subordinated to the Lien granted to the Holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes; or

•	such Lien is a Permitted Lien (as defined below).

•	The following Liens are “Permitted Liens”:

•

Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by us or any Restricted Subsidiary, provided that such Liens were in existence prior to, and were not created in contemplation of, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with us or any Restricted Subsidiary;

•

Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than the property acquired;

•

Liens imposed by law such as carriers’, warehouseman’s or mechanics’ Liens, and other Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

•	Liens incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds;

•

Liens securing Indebtedness representing, or incurred to finance, the cost of acquiring, constructing or improving any assets, provided that the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges;

•	Liens securing Indebtedness (A) between a Restricted Subsidiary and us, or (B) between Restricted Subsidiaries;

•

Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our business taken as a whole;

•

pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which Lennar or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or of any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

•

Liens granted to any bank or other institution on the payments to be made to such institution by us or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

•	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies;

•	Liens arising from the Uniform Commercial Code financing statements regarding leases;

•

Liens securing indebtedness incurred to finance the acquisition, construction, improvement, development or expansion of a property which are given within 180 days of the acquisition, construction, improvement, development or expansion of such property and which are limited to such property;

•	Liens incurred in connection with Non-Recourse Indebtedness;

•	Liens existing on the Issue Date;

•

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

•

Liens securing refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing Indebtedness so refunded, refinanced or extended;

•

easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from our properties that are subject thereto; and

•	any extensions, substitutions, modifications, replacements or renewals of the Permitted Liens described above.

Notwithstanding the foregoing, we may, and any Restricted Subsidiary may, create, assume, incur or suffer to exist any Lien upon any of our properties or assets without equally and ratably securing the Notes if the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens which are not Permitted Liens, together with the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale Leaseback Transactions (as defined below), does not exceed 20% of Total Consolidated Stockholders’ Equity.

Sale and Leaseback Transactions. We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction, except for any of the following “Permitted Sale-Leaseback Transactions”:

•	a Sale-Leaseback Transaction involving the leasing by us or any Restricted Subsidiary of model homes in our communities;

•

a Sale-Leaseback Transaction relating to a property which occurs within 180 days from the date of acquisition of such property by us or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later;

•

a Sale-Leaseback Transaction where we, within 365 days after such Sale-Leaseback Transaction, apply or cause to be applied to the retirement of our or any Restricted Subsidiary’s Funded Debt (other than our Funded Debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Series B Notes) proceeds of the sale of such property, but only to the extent of the amount of proceeds so applied;

•

a Sale-Leaseback Transaction where we or our Restricted Subsidiaries would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the Indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant property at least equal in amount to the then present value (discounted at the actual rate of interest of the Sale-Leaseback Transaction) of the obligation for the net rental payments in respect of such Sale-Leaseback Transaction without equally and ratably securing the Notes;

•	a Sale-Leaseback Transaction (A) between Lennar and a Restricted Subsidiary or (B) between Restricted Subsidiaries, so long as the lessor is Lennar or a Restricted Subsidiary; or

•	a Sale-Leaseback Transaction which has a lease of no more than three years in length.

•

Notwithstanding the foregoing provisions, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any real or tangible personal property which is not a Permitted Sale-Leaseback Transaction, provided that the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, together with all Indebtedness secured by Liens which are not Permitted Liens, does not exceed 20% of Total Consolidated Stockholders’ Equity.

Mergers and Consolidations. We may not consolidate with or merge into, or sell or lease our assets substantially as an entirety to, a Person unless:

•

the resulting corporation or the person which acquires or leases our assets (if not us) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such corporation (if not us) expressly assumes all our obligations under the Notes and all the covenants in the Indenture; and

•	immediately after the transaction, no Event of Default or event which, after notice or lapse of time or both, would be an Event of Default, will have occurred and continue.

Compliance Certificate

We must deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate as to the signer’s knowledge of our compliance with all conditions and our covenants in the Indenture. The Officers’ Certificate also must state whether or not the signer knows of any Default or Event of Default. If the signer knows of such a Default or Event of Default, the Officers’ Certificate must describe the Default or Event of Default and the efforts to remedy it. For the purposes of this provision of the Indenture, compliance is determined without regard to any grace period or requirement of notice under the Indenture.

Events of Default; Notice and Waiver

The following will constitute “Events of Default” under the Indenture, subject to any additional limitations and qualifications included in the Indenture:

•	our failure to pay any interest on the Notes continuing for 30 days after it was due;

•	our failure to pay any principal or redemption price or repurchase price of the Notes when it is due;

•

our failure or the failure or any Restricted Subsidiary’s failure to fulfill an obligation to pay Indebtedness for borrowed money (other than Indebtedness which is non-recourse to us or any Restricted Subsidiary), which such failure shall have resulted in the acceleration of, or be a failure to pay at final maturity, Indebtedness aggregating more than $50 million;

•	our failure to perform any other covenant or warranty in the Indenture, continued for 30 days after written notice as provided in the Indenture;

•

final judgments or orders are rendered against us or any Restricted Subsidiary which require the payment by us or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and

•

certain events of bankruptcy, insolvency or reorganization with respect to (i) us or (ii) any Significant Subsidiary or group of subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary) has occurred and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal amount of the Notes that are then outstanding and interest, if any, accrued thereon to be due and payable immediately. However, if we cure all defaults (except the nonpayment of the principal and interest due on any of the Notes that have become due by acceleration) and certain other conditions in the Indenture are met, with certain exceptions, such declaration may be annulled and past defaults may be waived by the Holders of a majority of the principal amount of the Notes then outstanding. In the case of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary, the principal amount of the Notes will automatically become and be immediately due and payable.

Within 90 days after a Trust Officer (as defined in the Indenture) has knowledge of the occurrence of a Default or any Event of Default, the Trustee must mail to all Holders notice of all Defaults or Events of Default known to a Trust Officer, unless such Default or Event of Default is cured or waived before the giving of such notice. However, except in the case of a payment default on any of the Notes, the Trustee will be protected in withholding such notice if and so long as a trust committee of directors and/or officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture.

The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of Notes or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Holders of a majority in principal amount of outstanding Notes may waive any past Defaults under the Indenture, except a Default relating to the non-payment of principal or interest (including additional interest, if any), a Default arising from our failure to redeem or repurchase any Notes when required pursuant to the terms of the Indenture or a Default in respect of any covenant that cannot be amended without the consent of each Holder affected thereby.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. No Holder of Notes may pursue any remedy under the Indenture, except in the case of a Default due to the non-payment of principal or interest, including additional interest, if any, on the Notes, unless:

•	the Holder has given the Trustee written notice of a Default;

•	the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

•	the Trustee does not receive an inconsistent direction from the Holders of a majority in principal amount of the outstanding Notes; and

•	the Trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

To the extent any Holder or Holders request the Trustee to take any action, the Holder or Holders are required to offer to the Trustee indemnity or security reasonably satisfactory to it against any costs, liability or expense of the Trustee.

The Indenture will require us (i) every year to deliver to the Trustee a statement as to performance of our obligations under the Indenture and as to any Default, and (ii) to deliver to the Trustee prompt notice of any Default.

The Indenture provides that if an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Payments of the redemption price, Change of Control repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Discharge of the Indenture

We may satisfy and discharge our obligations under the Indenture with respect to the Notes by delivering to the Trustee for cancellation all the outstanding Notes.

Modifications of the Indenture

With the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, we and the Trustee may modify the Indenture or any supplemental indenture or the rights of the Holders of the Notes. However, without the consent of each Holder of Notes which is affected, we cannot, among other actions:

•	extend the stated maturity of any Note;

•	reduce the rate or extend the time for the payment of interest on any Note;

•	reduce the principal amount of any Note or the redemption price, or change the time at which or the circumstances under which the Notes may or must be redeemed;

•	impair the right of a Holder to receive payment of principal of or interest on such Holder’s Notes on or after the due dates of such Notes or to institute suit for the payment of any Note;

•	change the currency in which the Series B Notes are payable; or

•	release any guarantor except as provided in the Indenture and described under “The Guarantees”.

In addition, without the consent of the Holders of all of the Notes then outstanding, we cannot reduce the percentage of Notes the Holders of which are required to consent to any such amendment or to waive a Default or Event of Default as described under “Events of Defaults, Notice and Waiver”.

We and the Trustee may modify the Indenture without notice to or the consent of any Holder in order to make certain minor changes that do not adversely affect the Holder of the Notes.

Notices

Except as otherwise provided in this “Description of the Series B Notes” or the Indenture, notices to Holders of the Notes will be given by mail to the addresses of Holders of the Notes as they appear in the Notes register; provided that notices given to Holders holding Notes in book-entry form may be given through the facilities of DTC or any successor depository.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of the Company, or any successor or any subsidiary of the foregoing, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Unclaimed Money

If money deposited with the Trustee or paying agent for the payment of principal of, or premium, if any, or accrued and unpaid interest on, the Notes remains unclaimed for two years, the Trustee and paying agent will pay the money back to us upon our written request. However, the Trustee and paying agent have the right to withhold paying the money back to us until they publish, at our expense, in a newspaper of general circulation in the City of New York, or mail to each registered Holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the Trustee or paying agent pays the money back to us, Holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the Trustee and the paying agent with respect to the money will cease.

Governing Law

The Notes and the Indenture, and any claim, controversy or dispute arising under or related to the Indenture or the Notes, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Reporting

The Indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be provided to the trustee within 15 days after they are filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed provided to the trustee as of the time such documents are filed via Edgar.

Form, Denomination, Exchange, Registration and Transfer

Series B Notes (and Series A Notes) will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

If there are certificated Notes, Holders may present the certificated Notes for registration of transfer and exchange at the office maintained by us for that purpose, which will initially be the Corporate Trust Office of the Trustee.

Global Notes

The Series B Notes will be issued in the form of one or more global notes that will be deposited with the trustee as custodian for DTC. Holders will receive interests in the global notes. Interests in the global notes will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until it is exchanged in whole or in part for securities in definitive form, a global note may not be transferred except as a whole to a nominee of DTC for such global notes, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Payment and Paying Agent

We will maintain an office or agent in the United States where we will pay the principal on the Notes, and a Holder may present Notes for registration of transfer or exchange for other denominations, which initially will be an office or agency of the Trustee.

Payments on the Series B Notes represented by the global notes will be made to DTC, or its nominee, as the case may be, as the registered owner of the global notes, in immediately available funds.

Book-Entry, Delivery and Settlement

We will issue the Series B Notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities for its participating organizations that its participants (collectively, the “participants”) deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the NYSE and the Financial Industry Regulatory Authority, Inc.

•

Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

•	Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or DTC’s indirect participants.

We are providing the following descriptions of the operations and procedures of DTC to the Holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the initial purchasers or the Trustee takes any responsibility for these operations or procedures, and each Holder is urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global notes.

•

Ownership of the Series B Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Series B Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Series B Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

As long as the Series B Notes are represented by one or more global notes, DTC’s nominee will be the Holder of the Series B Notes and therefore will be the only entity that can exercise a right to repayment, repurchase or conversion of the Series B Notes. Notice by participants or indirect participants or by owners of beneficial interests in a global note held through such participants or indirect participants of the exercise of the option to require purchase or conversion of beneficial interests in Series B Notes represented by a global note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to purchase or conversion with respect to a particular note, the beneficial owner of such note must instruct the broker or the participant or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

Series B Notes represented by a global note will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) an Event of Default under the Indenture occurs and is continuing.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Series B Notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the Series B Notes.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and will be appointed by us as the initial paying agent, registrar and custodian with regard to the Series B Notes. We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Trustee is the trustee under indentures relating to the Existing Notes in addition to the Series B Notes. The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Discharge of the Indenture

We may satisfy and discharge our obligations under the Indenture with respect to the Notes by:

•	delivering to the Trustee for cancellation all outstanding Notes; or

•

depositing with the Trustee, after all outstanding Notes have become due and payable (or are by their terms to become due and payable within one year), whether at stated maturity or otherwise, cash and/or U.S. Government Obligations sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us with respect to the Notes.

Upon the deposit of such funds with the Trustee, the Indenture will, with certain limited exceptions, cease to be of further effect with respect to the Notes. The rights that would continue following the deposit of those funds with the Trustee are:

•	the remaining rights of registration of transfer, substitution and exchange of the Notes;

•

the rights of Holders under the Indenture to receive payments due with respect to the Notes and the other rights, duties and obligations of Holders, as beneficiaries with respect to the amounts, if any, that are deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Indenture.

Certain Definitions

The following are definitions of certain of the terms used in the Indenture.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a consolidated balance sheet of Lennar and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(a) all short-term liabilities, i.e., liabilities payable by their terms less than one year from the date of determination and not renewable or extendable at the option of the obligor for a period ending more than one year after such date, and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to former Statement of Financial Accounting Standards No. 106 (now ASC No. 715);

(b) investments in subsidiaries that are not Restricted Subsidiaries; and

(c) all assets reflected on our balance sheet as the carrying value of goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means any event which upon the giving of notice or the passage of time, or both, would be an Event of Default.

“Funded Debt” of any Person means all Indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all Indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar Indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt shall not include:

•

any Indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depositary either on or before the maturity or redemption date thereof;

•	any Indebtedness of such person to any of its subsidiaries or of any subsidiary to such person or any other subsidiary; or

•

any Indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to us or any Subsidiary, and without duplication:

(a) the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all our or any Subsidiary’s indebtedness or obligations to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit);

(b) all our or any Subsidiary’s reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(c) all obligations and liabilities (contingent or otherwise) in respect of our or any Subsidiary’s leases required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on our balance sheet;

(d) all our or any Subsidiary’s obligations (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(e) all direct or indirect guaranties or similar agreements by us or any Subsidiary in respect of, and our or such Subsidiary’s obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);

(f) any indebtedness or other obligations, excluding any operating leases we or any Subsidiary is currently (or may become) a party to, described in clauses (a) through (d) secured by any Lien existing on property which is owned or held by us or such Subsidiary, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us or such Subsidiary; and

(g) any and all deferrals, renewals, extensions and refinancing of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

“Non-Recourse Indebtedness” means any of our Indebtedness or any Restricted Subsidiary’s Indebtedness for which the holder of such Indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which we are not or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse, obligations or liabilities, in respect of specific land or other real property interests of us or such Restricted Subsidiary securing such indebtedness; provided, however, that recourse, obligations or liabilities solely for indemnities, or breaches of warranties or representations in respect of Indebtedness will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.

“Officers’ Certificate” when used with respect to us means a certificate signed by two of our officers (as specified in the Indenture), each such certificate will comply with Section 314 of the TIA and include the statements required under the Indenture.

“Paying Agent” means the office or agency designated by us where the Notes may be presented for payment.

“Person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any government agency or political subdivision.

“Restricted Subsidiary” means (a) all existing wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries, other than finance company subsidiaries and any foreign Subsidiaries, and (b) all future wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries that become guarantors, in each case, until such time as such Subsidiary is released in accordance with the terms of the Indenture. See “Description of the Series B Notes—The Guarantees.”

“Sale-Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination, or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Lennar or a Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary (a) whose revenues exceed 10% of our total consolidated revenues, in each case for the most recent fiscal year, or (b) whose net worth exceeds 10% of our Total Consolidated Stockholders’ Equity, in each case as of the end of the most recent fiscal year.

“Subsidiary” means (a) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by us, by a Subsidiary or by us and one or more Subsidiaries or (b) a partnership, of which we or any Subsidiary is the sole general partner and of which the Company or a Subsidiary owns at least 25% in value of the equity.

“Total Consolidated Stockholders’ Equity” means, with respect to any date of determination, our total consolidated stockholders’ equity as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) we have filed with the SEC, and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated condensed balance sheet contained in a quarterly report on Form 10-Q.

“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

BOOK ENTRY, DELIVERY AND FORM

The certificates representing the Series B Notes will be issued in fully registered form. The Series B Notes initially will be represented by a single, permanent global note (a “Global Note”), in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Series B Notes represented by such Global Note that are received by such persons in the exchange offer. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction may hold such interest through Clearstream (formerly known as Cedel) or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the interests of owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

Payment of principal of and interest on Series B Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Series B Notes represented thereby for all purposes under the Indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated Series B Notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the Series B Notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the Series B Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Series B Notes pursuant to the preceding sentence will be exchanged for certificated Series B Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Series B Notes, (a) certificated Series B Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Series B Notes will be payable, and the transfer of the certificated Series B Notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Series B Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by such Global Note for all purposes under the Indenture and the Series B Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Series B Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Series B Notes in definitive form and will not be considered to be the owners or holders of any Series B Notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of Series B Notes (including the presentation of Series B Notes for exchange) only at the direction of one or more participants to whose accounts the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee nor the Initial Purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS

A broker-dealer that holds Series A Notes for its own account as a result of market-making activities or other trading activities may participate in the exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with us or any of our affiliates to distribute the Series B Notes it will receive as a result of the exchange. A broker-dealer that holds Series A Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Series B Notes as a result of exchange for those Series A Notes in the exchange offer may be a statutory underwriter and must therefore deliver a prospectus which meets the requirements of the Securities Act of 1933, as amended, in connection with the resale of those Series B Notes.

We will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the Series B Notes. Any broker-dealer that sells Series B Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profits from sale of the Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Broker-dealers that receive Series B Notes for their own account in exchange for Series A Notes must acknowledge in the accompanying letter of transmittal or through an agent’s message that they will deliver a prospectus in connection with any resale of the Series B Notes. Broker-dealers that acquired Series A Notes for their own account as a result of market-making activities or other trading activities and who receive Series B Notes in exchange for those Series A Notes in the exchange offer may use this prospectus, as it may be supplemented or amended, in connection with the resale of those Series B Notes.

For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests one . We have agreed to pay all expenses incident to the exchange offer (including the reasonable fees and disbursements of one firm of special counsel for the holders of the Series A Notes), other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the Series A Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

K&L Gates LLP, New York, New York, will pass on the validity of the Series B Notes for us. Mark Sustana, our General Counsel, will pass on the validity of the guarantees for us.

EXPERTS

The consolidated financial statements of Lennar Corporation incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended November 30, 2012, as amended, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting of Lennar Corporation incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K (as originally filed on January 29, 2013) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s Internet website at www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005.

We also make available on our website, www.lennar.com, free of charge, our annual, quarterly and current reports and any amendments to these reports, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the Notes offered by this prospectus.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus.

We are incorporating by reference in this prospectus the documents listed below, which we have previously filed with the SEC. Each of the documents incorporated by reference is an important part of this prospectus.

(a)	our Annual Report on Form 10-K for the fiscal year ended November 30, 2012 as amended by a Form 10-K/A filed on February 6, 2013 and a Form 10-K/A filed on August 1, 2013;

(b)	our Quarterly Reports on Form 10-Q for the periods ended February 28, 2013, as amended by a Form 10-Q/A filed on August 1, 2013, and May 31, 2013; and

(c)	our Current Reports on Form 8-K dated January 17, 2013, February 4, 2013, April 10, 2013, June 11, 2013 and June 25, 2013.

Whenever after the date of this prospectus and until one year after the expiration date of the exchange offer, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act.

We will provide to each person to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus. We will provide this information at no cost to the requester upon written request addressed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Office of the General Counsel, or upon oral request by calling our Office of the General Counsel at (305) 559-4000.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROL PERSONS

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers us to indemnify, subject to certain limitations, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also permits us to purchase insurance covering our directors, officers, employees and agents, even if its coverage includes matters for which we could not indemnify our directors or officers. Our bylaws provide for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus other than those contained in it and, if any information or representation not contained in this prospectus is given or made, that information or representation must not be relied upon as having been authorized by Lennar. This prospectus does not constitute an offer to exchange or the solicitation of an offer to exchange any security other than those to which it relates, nor does it constitute an offer to exchange, or the solicitation of an offer to exchange, to any person in any jurisdiction in which that offer or solicitation is not authorized, or in which the person making the offer or solicitation is not permitted to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any exchange as a result of the offer to which it relates will, under any circumstances, imply that there has been no change in the affairs of Lennar since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent its date.

$275,000,000

Offer to exchange Series B 4.125% Senior Notes due 2018,

including related guarantees,

for outstanding Series A 4.125% Senior Notes due 2018.

PROSPECTUS

August —, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers us to indemnify, subject to certain limitations, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also permits us to purchase insurance covering our directors, officers, employees and agents, even if its coverage includes matters for which we could not indemnify our directors or officers.

Our bylaws provide for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law.

Item 21. Exhibits And Financial Statement Schedules.

Exhibit Number	Description

4.1	Indenture, dated February 4, 2013, between Lennar Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, including Form of 4.125% Senior Note due 2018.

4.2	Registration Rights Agreement, dated February 4, 2013, among Lennar Corporation and the Guarantors named therein as Issuers and the Initial Purchasers of the Series A 4.125% Senior Notes due 2018.

5.1	Opinion of K&L Gates LLP (counsel).

5.2	Opinion of Mark Sustana (general counsel).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	List of subsidiaries.*

23.1	Consent of K&L Gates LLP (counsel) (included in Exhibit 5.1).

23.2	Consent of Mark Sustana (general counsel) (included in Exhibit 5.2).

23.3	Consent of Deloitte & Touche LLP (independent registered public accounting firm).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

*	Incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed with the SEC on January 29, 2013, as amended by Form 10-K/A filed with the SEC on February 6, 2013.

Item 22. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 2, 2013.

LENNAR CORPORATION

By:	/s/ Stuart A. Miller
Name:	Stuart A. Miller
Title:	Chief Executive Officer

The following direct or indirect subsidiaries of registrant may guarantee the debt securities and are co-registrants under this registration statement:

Name of Co-Registrant

308 Furman, Ltd.

360 Developers, LLC

Ann Arundel Farms, Ltd.

Aquaterra Utilities, Inc.

Asbury Woods L.L.C.

Astoria Options, LLC

Autumn Creek Development, Ltd.

Aylon, LLC

Bainebridge 249, LLC

Bay Colony Expansion 369, Ltd.

Bay River Colony Development, Ltd.

BB Investment Holdings, LLC

BCI Properties, LLC

Bellagio Lennar, LLC

Belle Meade LEN Holdings, LLC

Belle Meade Partners, LLC

BPH I, LLC

Bramalea California, Inc.

Bressi Gardenlane, LLC

Builders LP, Inc.

Cambria L.L.C.

Cary Woods LLC

Casa Marina Development, LLC

Caswell Acquisition Group, LLC

Cedar Lakes II, LLC

Chancellor Place at Hamilton, LLC

Cherrytree II LLC

CL Ventures, LLC

Coco Palm 82, LLC

Colonial Heritage LLC

Concord Station, LLP

Coto De Caza, Ltd., Limited Partnership

Coventry L.L.C.

CPFE, LLC

CP Red Oak Management, LLC

CP Red Oak Partners, Ltd.

Creekside Crossing, L.L.C.

Danville Tassajara Partners, LLC

Darcy-Joliet, LLC

DBJ Holdings, LLC

Durrell 33, LLC

DTC Holdings of Florida, LLC

Estates Seven, LLC

EV, LLC

Evergreen Village LLC

F&R Florida Homes, LLC

F&R QVI Home Investments USA, LLC

Fidelity Guaranty and Acceptance Corp.

FLORDADE LLC

Fox-Maple Associates, LLC

Friendswood Development Company, LLC

Garco Investments, LLC

Greentree Holdings, LLC

Greystone Construction, Inc.

Greystone Homes, Inc.

Greystone Homes of Nevada, Inc.

Greystone Nevada, LLC

Greywall Club L.L.C.

Hammocks Lennar LLC

Harveston, LLC

Haverford Venture L.L.C.

Haverton L.L.C.

HCC Investors, LLC

Heathcote Commons LLC

Heritage of Auburn Hills, L.L.C.

Hewitts Landing Trustee, LLC

Home Buyer’s Advantage Realty, Inc.

Homecraft Corporation

HTC Golf Club, LLC

HW SF, LLC

Inactive Companies, LLC

Independence L.L.C.

Isles at Bayshore Club, LLC

Kendall Hammocks Commercial, LLC

Lakelands at Easton, L.L.C.

Lakeside Farm, LLC

Largo Park Multifamily Developer, LLC

LCD Asante, LLC

Legends Club, LLC

Legends Golf Club, LLC

LEN - Belle Meade, LLC

LEN - CG South, LLC

LEN - Palm Vista, LLC

LEN Paradise Cable, LLC

LEN Paradise Operating, LLC

Len Paradise, LLC

Lencraft, LLC

LENH I, LLC

Len-Hawks Point, LLC

Lennar - BVHP, LLC

Lennar Aircraft I, LLC

Lennar Arizona, Inc.

Lennar Arizona Construction, Inc.

Lennar Associates Management, LLC

Lennar Associates Management Holding Company

Lennar Avenue One, LLC

Lennar Bridges, LLC

Lennar Buffington Colorado Crossing, L.P.

Lennar Buffington Zachary Scott, L.P.

Lennar Carolinas, LLC

Lennar Central Park, LLC

Lennar Central Region Sweep, Inc.

Lennar Central Texas, L.P.

Lennar Chicago, Inc.

Lennar Cobra, LLC

Lennar Colorado Minerals LLC

Lennar Colorado, LLC

Lennar Commercial Investors, LLC

Lennar Communities, Inc.

Lennar Communities Development, Inc.

Lennar Communities Nevada, LLC

Lennar Communities of Chicago L.L.C.

Lennar Construction, Inc.

Lennar Coto Holdings, L.L.C.

Lennar Courts, LLC

Lennar Developers, Inc.

Lennar Distressed Investments, LLC

Lennar Family of Builders GP, Inc.

Lennar Family of Builders Limited Partnership

Lennar Flamingo, LLC

Lennar Fresno, Inc.

Lennar Gardens, LLC

Lennar Georgia, Inc.

Lennar Greer Ranch Venture, LLC

Lennar Heritage Fields, LLC

Lennar Hingham Holdings, LLC

Lennar Hingham JV, LLC

Lennar Homes Holding, LLC

Lennar Homes NJ, LLC

Lennar Homes, LLC

Lennar Homes of Arizona, Inc.

Lennar Homes of California, Inc.

Lennar Homes of Texas Land and Construction, Ltd.

Lennar Homes of Texas Sales and Marketing, Ltd.

Lennar Illinois Trading Company, LLC

Lennar Imperial Holdings Limited Partnership

Lennar International Holding, LLC

Lennar International, LLC

Lennar Land Partners Sub, Inc.

Lennar Land Partners Sub II, Inc.

Lennar Layton, LLC

Lennar Long Beach Promenade Partners, LLC

Lennar Lytle, LLC

Lennar Mare Island, LLC

Lennar Marina A Funding, LLC

Lennar Massachusetts Properties, Inc.

Lennar Middletown, LLC

Lennar Multifamily Investors, LLC

Lennar New Jersey Properties Inc.

Lennar New York, LLC

Lennar Northeast Properties, Inc.

Lennar Northeast Properties LLC

Lennar Northwest, Inc.

Lennar Pacific, Inc.

Lennar Pacific Properties, Inc.

Lennar Pacific Properties Management, Inc.

Lennar PI Acquisition, LLC

Lennar PI Property Acquisition, LLC

Lennar PIS Management Company, LLC

Lennar PNW, Inc.

Lennar Point, LLC

Lennar Port Imperial South, LLC

Lennar Realty, Inc.

Lennar Renaissance, Inc.

Lennar Reno, LLC

Lennar Rialto Investment LP

Lennar Riverside West, LLC

Lennar Riverside West Urban Renewal Company, L.L.C.

Lennar Sacramento, Inc.

Lennar Sales Corp.

Lennar San Jose Holdings, Inc.

Lennar/Shadeland, LLC

Lennar Southland I, Inc.

Lennar Southwest Holding Corp.

Lennar Spencer’s Crossing, LLC

Lennar Texas Holding Company

Lennar Trading Company, LP

Lennar Ventures, LLC

Lennar West Valley, LLC

Lennar.com Inc.

Lennar/LNR Camino Palomar, LLC

Lennar-Lantana Boatyard, Inc.

LEN-Ryan I, LLC

Len-Verandahs, LLP

LFS Holding Company, LLC

LH Eastwind, LLC

LH-EH Layton Lakes Estates, LLC

LHI Renaissance, LLC

LMI (150 Ocean) Investor, LLC

LMI Fullerton, LLC

LMI Glencoe Dallas, LLC

LMI Glencoe Dallas Investor. LLC

LMI Glenview Investor, LLC

LMI Lakes West Covina Investor, LLC

LMI Las Colinas Station, LLC

LMI Naperville Investor, LLC

LMI Park Central, LLC

LMI Park Central Investor, LLC

LMI Pearl Apartment Homes, LLC

LMI Pearl Apartment Homes Holdings, LLC

LMICS, LLC

LMI-Contractors, LLC

LMI-Jacksonville, LLC

LMI-JC Developer, LLC

LMI-JC, LLC

LMI-South Kings Development, LLC

LMI-West Seattle, LLC

LNC at Meadowbrook, LLC

LNC at Ravenna, LLC

LNC Communities I, Inc.

LNC Communities II, LLC

LNC Communities III, Inc.

LNC Communities IV, LLC

LNC Communities V, LLC

LNC Communities VI, LLC

LNC Communities VII, LLC

LNC Communities VIII, LLC

LNC Communities IX, LLC

LNC Northeast Mortgage, Inc.

LNC Pennsylvania Realty, Inc.

Long Beach Development, LLC

Lori Gardens Associates, L.L.C.

Lori Gardens Associates II, LLC

Lori Gardens Associates III, LLC

Lorton Station, LLC

LW D’Andrea, LLC

Madrona Ridge L.L.C.

Madrona Village L.L.C.

Madrona Village Mews L.L.C.

Majestic Woods, LLC

Marble Mountain Partners, LLC

Mid-County Utilities, Inc.

Mission Viejo 12S Venture, LP

Mission Viejo Holdings, Inc.

Moffett Meadows Partners, LLC

NC Properties I, LLC

NC Properties II, LLC

Northbridge L.L.C.

Northeastern Properties LP, Inc.

OHC/Ascot Belle Meade, LLC

One SR, L.P.

Palm Gardens At Doral Clubhouse, LLC

Palm Gardens at Doral, LLC

Palm Vista Preserve, LLC

PD-Len Boca Raton, LLC

PD-Len Delray, LLC

PG Properties Holding, LLC

Pioneer Meadows Development, LLC

Pioneer Meadows Investments, LLC

POMAC, LLC

Prestonfield L.L.C.

Providence Lakes, LLP

PT Metro, LLC

Raintree Village, L.L.C.

Raintree Village II L.L.C.

Renaissance Joint Venture

Reserve @ Pleasant Grove II LLC

Reserve @ Pleasant Grove LLC

Reserve at River Park, LLC

Reserve at South Harrison, LLC

Rivendell Joint Venture

Rivenhome Corporation

RMV, LLC

Rutenberg Homes, Inc.

Rutenberg Homes of Texas, Inc.

Rye Hill Company, LLC

R-Ranch Development, LLC

R-Ranch Orlando Lender, LLC

S. Florida Construction, LLC

S. Florida Construction II, LLC

S. Florida Construction III, LLC

San Lucia, LLC

Santa Ana Transit Village, LLC

Savannah Development, Ltd.

Savell Gulley Development, LLC

Scarsdale, LTD.

Schulz Ranch Developers, LLC

Seminole/70th, LLC

Siena at Old Orchard, LLC

South Development, LLC

Southbank Holding, LLC

Spanish Springs Development, LLC

St. Charles Active Adult Community, LLC

Stoney Corporation

Stoney Holdings, LLC

Stoneybrook Clubhouse, Inc.

Stoneybrook Joint Venture

Strategic Cable Technologies, L.P.

Strategic Holdings, Inc.

Strategic Technologies, LLC

Summerfield Venture L.L.C.

Summerwood L.L.C.

SunStreet Energy Group, LLC

TCO QVI, LLC

Temecula Valley, LLC

Terra Division, LLC

The Baywinds Land Trust

The Bridges at Rancho Santa Fe Sales Company, Inc.

The Bridges Club at Rancho Santa Fe, Inc.

The LNC Northeast Group, Inc.

The Preserve at Coconut Creek, LLC

Treviso Holding, LLC

Tustin Villas Partners, LLC

Tustin Vistas Partners, LLC

U.S. Home Corporation

U.S. Home of Arizona Construction Co.

U.S. Home Realty, Inc.

U.S.H. Los Prados, Inc.

U.S.H. Realty, Inc.

USH Equity Corporation

USH - Flag, LLC

USH LEE, LLC

USH (West Lake), Inc.

USH Woodbridge, Inc.

UST Lennar GP PIS 10, LLC

UST Lennar GP PIS 7, LLC

Valencia at Doral, LLC

Vineyard Point 2009, LLC

WCP, LLC

West Chocolate Bayou Development, LLC

West Lake Village, LLC

West Seattle Project X, LLC

West Van Buren L.L.C.

Westchase, Inc.

Willowbrook Investors, LLC

Woodbridge Multifamily Developer I, LLC

Wright Farm, L.L.C.

AS GUARANTORS

By:	/S/ MARK SUSTANA
Name:	Mark Sustana
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stuart A. Miller, Bruce E. Gross, Diane J. Bessette and Mark Sustana as his or her true and lawful attorney-in-fact and agent, with full powers of substitution to sign for him or her and in his or her name any or all amendments (including post-effective amendments) to the registration statement to which this power of attorney is attached and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.

This Power of Attorney may be executed in any number of counterparts, and by the different signatories in separate counterparts, each of which when executed shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/S/ STUART A. MILLER Stuart A. Miller	Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2013

/S/ BRUCE E. GROSS Bruce E. Gross	Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2013

/S/ DAVID M. COLLINS David M. Collins	Controller (Principal Accounting Officer)	August 2, 2013

/S/ IRVING BOLOTIN Irving Bolotin	Director	August 2, 2013

/S/ STEVEN L. GERARD Steven L. Gerard	Director	August 2, 2013

/s/ THERON I. (“TIG”) GILLIAM, Jr. Theron I. (“Tig”) Gilliam Jr.	Director	August 2, 2013

/S/ SHERRILL W. HUDSON Sherrill W. Hudson	Director	August 2, 2013

/S/ R. KIRK LANDON R. Kirk Landon	Director	August 2, 2013

/S/ SIDNEY LAPIDUS Sidney Lapidus	Director	August 2, 2013

/S/ TERI MCCLURE Teri McClure	Director	August 2, 2013

Jeffrey Sonnenfeld	Director

On Behalf of the Following Co-Registrants:

308 Furman, Ltd.(14)

360 Developers, LLC(38)

Ann Arundel Farms, Ltd.(14)

Aquaterra Utilities, Inc.*

Asbury Woods L.L.C.(1)

Astoria Options, LLC(1)

Autumn Creek Development, Ltd.(14)

Aylon, LLC(27)

Bainebridge 249, LLC(6)

Bay Colony Expansion 369, Ltd.(14)

Bay River Colony Development, Ltd.(14)

BB Investment Holdings, LLC(39)

BCI Properties, LLC(39)

Bellagio Lennar, LLC(6)

Belle Meade LEN Holdings, LLC(6)

Belle Meade Partners, LLC(6)

BPH I, LLC(39)

Bramalea California, Inc.*

Bressi Gardenlane, LLC(11)

Builders LP, Inc.*

Cambria L.L.C.(1)

Cary Woods LLC(1)

Casa Marina Development, LLC(38)

Caswell Acquisition Group, LLC(3)

Cedar Lakes II, LLC(27)

Chancellor Place at Hamilton, LLC(2)

Cherrytree II LLC(2)

CL Ventures, LLC(2)

Coco Palm 82, LLC(6)

Colonial Heritage LLC(2)

Concord Station, LLP(42)

Coto De Caza, Ltd., Limited Partnership(4)

Coventry L.L.C.(1)

CPFE, LLC(2)

CP Red Oak Management, LLC(40)

CP Red Oak Partners, Ltd.(15)

Creekside Crossing, L.L.C.(1)

Danville Tassajara Partners, LLC(11)

Darcy-Joliet, LLC(24)

DBJ Holdings, LLC(39)

Durrell 33, LLC(2)

DTC Holdings of Florida, LLC(6)

Estates Seven, LLC(7)

EV, LLC(2)

Evergreen Village LLC(2)

F&R Florida Homes, LLC(6)

F&R QVI Home Investments USA, LLC(2)

Fidelity Guaranty and Acceptance Corp.*

FLORDADE LLC(6)

Fox-Maple Associates, LLC(2)

Friendswood Development Company, LLC(40)

Garco Investments, LLC(38)

Greentree Holdings, LLC(2)

Greystone Construction, Inc.*

Greystone Homes, Inc.*

Greystone Homes of Nevada, Inc.*

Greystone Nevada, LLC(9)

Hammocks Lennar LLC(6)

Greywall Club L.L.C.(1)

Harveston, LLC(11)

Haverford Venture L.L.C.(1)

Haverton L.L.C.(1)

HCC Investors, LLC(11)

Heathcote Commons LLC(2)

Heritage of Auburn Hills, L.L.C.(2)

Hewitts Landing Trustee, LLC(10)

Home Buyer’s Advantage Realty, Inc.*

Homecraft Corporation*

HTC Golf Club, LLC(36)

HW SF, LLC(54)

Inactive Companies, LLC(6)

Independence L.L.C.(2)

Isles at Bayshore Club, LLC(6)

Kendall Hammocks Commercial, LLC(6)

Lakelands at Easton, L.L.C.(2)

Lakeside Farm, LLC(2)

Largo Park Multifamily Developer, LLC(44)

LCD Asante, LLC(34)

Legends Club, LLC(33)

Legends Golf Club, LLC(33)

LEN - Belle Meade, LLC(6)

LEN - CG South, LLC(6)

LEN - Palm Vista, LLC(6)

LEN Paradise Cable, LLC(6)

LEN Paradise Operating, LLC(6)

Len Paradise, LLC(6)

Lencraft, LLC(2)

LENH I, LLC(6)

Len-Hawks Point, LLC(6)

Lennar - BVHP, LLC*

Lennar Aircraft I, LLC(18)

Lennar Arizona, Inc.*

Lennar Arizona Construction, Inc.*

Lennar Associates Management, LLC*

Lennar Associates Management Holding Company*

Lennar Avenue One, LLC(11)

Lennar Bridges, LLC(11)

Lennar Buffington Colorado Crossing, L.P.(14)

Lennar Buffington Zachary Scott, L.P.(14)

Lennar Carolinas, LLC*

Lennar Central Park, LLC(11)

Lennar Central Region Sweep, Inc.*

Lennar Central Texas, L.P.(14)

Lennar Chicago, Inc.*

Lennar Cobra, LLC(5)

Lennar Colorado Minerals, LLC(36)

Lennar Colorado, LLC(11)

Lennar Commercial Investor, LLC(2)

Lennar Communities, Inc.*

Lennar Communities Development, Inc.*

Lennar Communities Nevada, LLC(9)

Lennar Communities of Chicago L.L.C.(1)

Lennar Construction, Inc.*

Lennar Coto Holdings, L.L.C.(11)

Lennar Courts, LLC(6)

Lennar Developers, Inc.*

Lennar Distressed Investments, LLC*

Lennar Family of Builders GP, Inc.*

Lennar Family of Builders Limited Partnership(12)

Lennar Flamingo, LLC(6)

Lennar Fresno, Inc.*

Lennar Gardens, LLC(33)

Lennar Georgia, Inc.*

Lennar Greer Ranch Venture, LLC(11)

Lennar Heritage Fields, LLC(11)

Lennar Hingham Holdings, LLC(25)

Lennar Hingham JV, LLC(19)

Lennar Homes Holding, LLC(18)

Lennar Homes NJ, LLC(44)

Lennar Homes, LLC(18)

Lennar Homes of Arizona, Inc.*

Lennar Homes of California, Inc.*

Lennar Homes of Texas Land and Construction, Ltd.(14)

Lennar Homes of Texas Sales and Marketing, Ltd.(14)

Lennar Illinois Trading Company, LLC(1)

Lennar Imperial Holdings Limited Partnership(20)

Lennar International Holding, LLC(51)

Lennar International, LLC(52)

Lennar Land Partners Sub, Inc.*

Lennar Land Partners Sub II, Inc.*

Lennar Layton, LLC(34)

Lennar Long Beach Promenade Partners, LLC(11)

Lennar Lytle, LLC(5)

Lennar Mare Island, LLC(11)

Lennar Marina A Funding, LLC(19)

Lennar Massachusetts Properties, Inc.*

Lennar Middletown, LLC(2)

Lennar Multifamily Investors, LLC*

Lennar New Jersey Properties Inc.*

Lennar New York, LLC(2)

Lennar Northeast Properties, Inc.*

Lennar Northeast Properties LLC(21)

Lennar Northwest, Inc.(33)

Lennar Pacific, Inc.*

Lennar Pacific Properties, Inc.*

Lennar Pacific Properties Management, Inc.*

Lennar PI Acquisition, LLC(2)

Lennar PI Property Acquisition, LLC(2)

Lennar PIS Management Company, LLC(21)

Lennar PNW, Inc.*

Lennar Point, LLC(2)

Lennar Port Imperial South, LLC(21)

Lennar Realty, Inc.*

Lennar Renaissance, Inc.*

Lennar Reno, LLC(9)

Lennar Rialto Investment LP(26)

Lennar Riverside West, LLC(21)

Lennar Riverside West Urban Renewal Company, L.L.C.(23)

Lennar Sacramento, Inc.*

Lennar Sales Corp.*

Lennar San Jose Holdings, Inc.*

Lennar/Shadeland, LLC(2)

Lennar Southland I, Inc.*

Lennar Southwest Holding Corp.*

Lennar Spencer’s Crossing, LLC(11)

Lennar Texas Holding Company*

Lennar Trading Company, LP(14)

Lennar Ventures, LLC*

Lennar West Valley, LLC(8)

Lennar.com Inc.*

Lennar/LNR Camino Palomar, LLC(11)

Lennar-Lantana Boatyard, Inc.*

LEN-Ryan 1, LLC(6)

Len-Verandahs, LLP(6)

LFS Holding Company, LLC(2)

LH Eastwind, LLC(6)

LH-EH Layton Lakes Estates, LLC(34)

LHI Renaissance, LLC(6)

LMI (150 Ocean) Investor, LLC(44)

LMI Fullerton, LLC(44)

LMI Glencoe Dallas, LLC(44)

LMI Glencoe Dallas Investor, LLC(44)

LMI Glenview Investor, LLC(44)

LMI Lakes West Covina Investor, LLC(44)

LMI Las Colinas Station, LLC(44)

LMI Naperville Investor, LLC(44)

LMI Park Central, LLC(44)

LMI Park Central Investor, LLC(44)

LMI Pearl Apartment Homes, LLC(44)

LMI Pearl Apartment Homes Holdings, LLC(44)

LMICS, LLC(44)

LMI-Contractors, LLC(44)

LMI-Jacksonville, LLC(44)

LMI-JC Developer, LLC(44)

LMI-JC, LLC(44)

LMI-South Kings Development, LLC(44)

LMI-West Seattle, LLC(44)

LNC at Meadowbrook, LLC(1)

LNC at Ravenna, LLC(1)

LNC Communities I, Inc.*

LNC Communities II, LLC(2)

LNC Communities III, Inc.*

LNC Communities IV, LLC(2)

LNC Communities V, LLC(2)

LNC Communities VI, LLC(2)

LNC Communities VII, LLC(2)

LNC Communities VIII, LLC(2)

LNC Communities IX, LLC(37)

LNC Northeast Mortgage, Inc.*

LNC Pennsylvania Realty, Inc.*

Long Beach Development, LLC(28)

Lori Gardens Associates, L.L.C.(2)

Lori Gardens Associates II, LLC(2)

Lori Gardens Associates III, LLC(2)

Lorton Station, LLC(2)

LW D’Andrea, LLC(31)

Madrona Ridge L.L.C.(1)

Madrona Village L.L.C.(1)

Madrona Village Mews L.L.C.(1)

Majestic Woods, LLC(2)

Marble Mountain Partners, LLC(11)

Mid-County Utilities, Inc.*

Mission Viejo 12S Venture, LP(16)

Mission Viejo Holdings, Inc.*

Moffett Meadows Partners, LLC(32)

NC Properties I, LLC(27)

NC Properties II, LLC(27)

Northbridge L.L.C.(1)

Northeastern Properties LP, Inc.*

OHC/Ascot Belle Meade, LLC(6)

One SR, L.P.(14)

Palm Gardens At Doral Clubhouse, LLC(35)

Palm Gardens at Doral, LLC(6)

Palm Vista Preserve, LLC(2)

PD-Len Boca Raton, LLC(6)

PD-Len Delray, LLC(6)

PG Properties Holding, LLC(27)

Pioneer Meadows Development, LLC(31)

Pioneer Meadows Investments, LLC(31)

POMAC, LLC(2)

Prestonfield L.L.C.(1)

Providence Lakes, LLP(42)

PT Metro, LLC(11)

Raintree Village, L.L.C.(1)

Raintree Village II L.L.C.(24)

Renaissance Joint Venture(2)

Reserve @ Pleasant Grove II LLC(2)

Reserve @ Pleasant Grove LLC(2)

Reserve at River Park, LLC(2)

Reserve at South Harrison, LLC(2)

Rivendell Joint Venture(30)

Rivenhome Corporation*

RMV, LLC(2)

Rutenberg Homes, Inc.*

Rutenberg Homes of Texas, Inc.*

Rye Hill Company, LLC(2)

R-Ranch Development, LLC(6)

R-Ranch Orlando Lender, LLC(6)

S. Florida Construction, LLC(6)

S. Florida Construction II, LLC(6)

S. Florida Construction III, LLC(6)

San Lucia, LLC(35)

Santa Ana Transit Village, LLC(43)

Savannah Development, Ltd.(14)

Savell Gulley Development, LLC(14)

Scarsdale, LTD.(14)

Schulz Ranch Developers, LLC(31)

Seminole/70th, LLC(6)

Siena at Old Orchard, LLC(1)

South Development, LLC(2)

Southbank Holding, LLC(6)

Spanish Springs Development, LLC(2)

St. Charles Active Adult Community, LLC(2)

Stoney Corporation*

Stoney Holdings, LLC(2)

Stoneybrook Clubhouse, Inc.(30)

Stoneybrook Joint Venture(30)

Strategic Cable Technologies, L.P.(17)

Strategic Holdings, Inc.†

Strategic Technologies, LLC†

Summerfield Venture L.L.C.(1)

Summerwood L.L.C.(2)

SunStreet Energy Group, LLC(53)

TCO QVI, LLC(2)

Temecula Valley, LLC(43)

Terra Division, LLC(2)

The Baywinds Land Trust(6)

The Bridges at Rancho Santa Fe Sales Company, Inc.(7)

The Bridges Club at Rancho Santa Fe, Inc.(7)

The LNC Northeast Group, Inc.*

The Preserve at Coconut Creek, LLC(6)

Treviso Holding, LLC(6)

Tustin Villas Partners, LLC(11)

Tustin Vistas Partners, LLC(32)

U.S. Home Corporation*

U.S. Home of Arizona Construction Co.*

U.S. Home Realty, Inc.*

U.S.H. Los Prados, Inc.*

U.S.H. Realty, Inc.*

USH Equity Corporation*

USH - Flag, LLC*

USH LEE, LLC(33)

USH (West Lake), Inc.*

USH Woodbridge, Inc.*

UST Lennar GP PIS 10, LLC(22)

UST Lennar GP PIS 7, LLC(22)

Valencia at Doral, LLC(6)

Vineyard Point 2009, LLC(11)

WCP, LLC(27)

West Chocolate Bayou Development, LLC(28)

West Lake Village, LLC(49)

West Seattle Project X, LLC(44)

West Van Buren L.L.C.(1)

Westchase, Inc.*

Willowbrook Investors, LLC(2)

Woodbridge Multifamily Developer I, LLC(44)

Wright Farm, L.L.C.(2)

*	Mark Sustana and Diane J. Bessette are Directors/Managers of this company. Stuart A. Miller is the Chief Executive Officer, Bruce E. Gross is the Chief Financial Officer and David M. Collins is the Controller of this company.
†	Mark Sustana, David Kaiserman and Diane J. Bessette are Directors/Managers of this company. David Kaiserman is the Chief Executive Officer and Cristina Pardo is the Principal Financial Officer and the Controller of this company.
(1)	Executed by Lennar Chicago, Inc. as Managing Member.
(2)	Executed by U.S. Home Corporation as Managing Member.
(3)	Executed by Lennar Georgia, Inc. as Sole Member.
(4)	Executed by its General Partner, Lennar Land Partners Sub II, Inc.
(5)	Executed by Lennar Fresno, Inc. as Managing Member.
(6)	Executed by Lennar Homes, LLC as Managing Member.
(7)	Executed by HHC Investors, LLC, its Sole Member, by Lennar Homes of California, Inc., its Sole Member.
(8)	Executed by Lennar Renaissance, Inc. as Managing Member.
(9)	Executed by Lennar Pacific Properties Management, Inc. as Sole Member and Managing Member.
(10)	Executed by Lennar Hingham Holdings, LLC, its Sole Member, by Lennar Hingham JV, LLC, its Managing Member, by Lennar Massachusetts Properties, Inc., its Managing Member.
(11)	Executed by Lennar Homes of California, Inc. as Managing Member.
(12)	Executed by its General Partner, Lennar Family of Builders GP, Inc.
(13)	Executed on behalf of LFS Holding Company, LLC by U.S. Home Corporation, its Managing Member.
(14)	Executed by Lennar Texas Holding Company, its General Partner.
(15)	Executed by CP Red Oak Management, LLC, its General Partner, by Lennar Homes of Texas Land and Construction, Ltd., its Sole Member, by Lennar Texas Holding Company, its General Partner.
(16)	Executed by Mission Viejo Holdings, Inc., its General Partner.
(17)	Executed by Strategic Technologies, LLC, its General Partner.
(18)	Executed by Lennar Corporation, as Managing Member.
(19)	Executed by Lennar Massachusetts Properties, Inc., as Managing Member.
(20)	Executed by Lennar Northeast Properties, Inc., its General Partner.
(21)	Executed by Lennar Northeast Properties, Inc., its Managing Member.
(22)	Executed by Lennar Port Imperial South, LLC, its Member, by Lennar Northeast Properties, Inc., its Managing Member.
(23)	Executed by Lennar Riverside West, LLC, its Member, by Lennar Northeast Properties, Inc., its Managing Member.
(24)	Executed by Lennar Communities of Chicago, L.L.C., its Managing Manager.
(25)	Executed by Lennar Hingham JV, LLC, its Managing Manager, by Lennar Massachusetts Properties, Inc., its Managing Member.
(26)	Executed by Rialto Capital Partners, LLC, its General Partner, by Rialto Capital Management, LLC, its Managing Member, by Lennar Corporation, its Sole Member.
(27)	Executed by Lennar Carolinas, LLC, its Sole Member.
(28)	Executed by Lennar Texas Holding Company, as Managing Member.
(29)	Executed by U.S. Home Corporation, its Sole Shareholder.
(30)	Executed by Stoney Corporation, its Member.
(31)	Executed by Lennar Reno, LLC, its Sole Member.
(32)	Executed by Marble Mountain Partners, LLC, its Sole Member, by Lennar Homes of California, Inc., its Managing Member.
(33)	Executed by Lennar Homes Holding, LLC, its Sole Member.
(34)	Executed by Lennar Communities Development, Inc., its Sole Member.
(35)	Executed by Palm Gardens at Doral, LLC, its Sole Member, by Lennar Homes, LLC, its Sole Member.
(36)	Executed by Lennar Colorado, LLC, its Sole Member, by Lennar Homes of California, Inc. its Sole Member.
(37)	Executed by The LNC Northeast Group, Inc., its Sole Member.

(38)	Executed by S. Florida Construction, LLC, its Sole Member, by Lennar Homes, LLC, its Sole Member.
(39)	Executed by Pioneer Meadows Investments, LLC, its Sole Member, by Lennar Reno, LLC, its Sole Member.
(40)	Executed by Lennar Homes of Texas Land and Construction, Ltd., its Sole Member, by Lennar Texas Holding Company, its General Partner.
(41)	Executed by Lennar Imperial Holdings Limited Partnership, its Sole Member, by Lennar Northeast Properties, Inc., its General Partner.
(42)	Executed by Lennar Homes, LLC, its Managing Partner.
(43)	Executed by Greystone Homes, Inc., its Sole Member.
(44)	Executed by Lennar Multifamily Investors, LLC by U.S. Home Corporation, its Sole Member.
(45)	Executed by RL BB FINANCIAL, LLC, its Sole Member, by Lennar Pacific Properties, Inc., its Sole Member.
(46)	Executed by RL REGI FINANCIAL, LLC, its Sole Member, by Lennar Pacific Properties, Inc., its Sole Member.
(47)	Executed by Rialto Capital Advisors, LLC, its Sole Member, by Rialto Capital Management, LLC, its Managing Member, by Lennar Corporation, its Sole Member.
(48)	Executed by Rialto Capital Management, LLC, its Managing Member, by Lennar Corporation, its Sole Member.
(49)	Executed by USH (West Lake), Inc., its Sole Member, by U.S. Home Corporation, its Sole Shareholder.
(50)	Executed by Lennar Pacific Properties, Inc., its Sole Member.
(51)	Executed by Lennar Pacific, Inc., its Sole Member.
(52)	Executed by Lennar International Holding, LLC, its Sole Member, by Lennar Pacific Inc., its Sole Shareholder.
(53)	Executed by Lennar Ventures, LLC, its Sole Member, by Lennar Corporation, its Sole Member.
(54)	Executed by LHC HP II, LLC, its Sole Member, by Lennar Homes of California, Inc., its Sole Member.

Signature	Title(s)	Date

/S/ DIANE J. BESSETTE Diane J. Bessette	Director, Manager	August 2, 2013

/S/ BRUCE E. GROSS Bruce E. Gross	Chief Financial Officer	August 2, 2013

/S/ DAVID KAISERMAN David Kaiserman	Director, Manager, Chief Executive Officer	August 2, 2013

/s/ STUART A. MILLER Stuart A. Miller	Chief Executive Officer	August 2, 2013

/S/ CRISTINA PARDO Cristina Pardo	Principal Financial Officer, Controller	August 2, 2013

/S/ MARK SUSTANA Mark Sustana	Director, Manager	August 2, 2013

/S/ DAVID M. COLLINS David M. Collins	Controller	August 2, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated February 4, 2013 between Lennar Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, including Form of 4.125% Senior Note due 2018.

4.2	Registration Rights Agreement, dated February 4, 2013 among Lennar Corporation and the Guarantors named therein as Issuers and the Initial Purchasers of the Series A 4.125% Senior Notes due 2018.

5.1	Opinion of K&L Gates LLP (counsel).

5.2	Opinion of Mark Sustana (general counsel).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	List of subsidiaries. *

23.1	Consent of K&L Gates LLP (counsel) (included in Exhibit 5.1).

23.2	Consent of Mark Sustana (general counsel) (included in Exhibit 5.2).

23.3	Consent of Deloitte & Touche LLP (independent registered public accounting firm).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

*	Incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed with the SEC on January 29, 2013, as amended by Form 10-K/A filed with the SEC on February 6, 2013.